Exhibit 10.1

Published CUSIP Number: 00404DAA1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 31, 2012

among

ACADIA HEALTHCARE COMPANY, INC.,

as the Borrower,

ITS SUBSIDIARIES IDENTIFIED HEREIN,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

FIFTH THIRD BANK,

as Syndication Agent

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

FIFTH THIRD BANK,

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	33
1.03	Accounting Terms; Calculation of Financial Covenants on a Pro Forma Basis.	34
1.04	Rounding.	35
1.05	Times of Day.	35
1.06	Letter of Credit Amounts.	35

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		35
2.01	Revolving Loans and Term Loan.	35
2.02	Borrowings, Conversions and Continuations of Loans.	36
2.03	Letters of Credit.	37
2.04	Swing Line Loans.	45
2.05	Prepayments.	48
2.06	Optional Termination or Reduction of Aggregate Revolving Commitments.	50
2.07	Repayment of Loans.	50
2.08	Interest.	51
2.09	Fees.	52
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	52
2.11	Evidence of Debt.	53
2.12	Payments Generally; Administrative Agent’s Clawback.	53
2.13	Sharing of Payments by Lenders.	55
2.14	Cash Collateral.	56
2.15	Defaulting Lenders.	57

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		59
3.01	Taxes.	59
3.02	Illegality.	63
3.03	Inability to Determine Rates.	64
3.04	Increased Costs.	64
3.05	Compensation for Losses.	65
3.06	Mitigation of Obligations; Replacement of Lenders.	66
3.07	Survival.	66

ARTICLE IV GUARANTY		66
4.01	The Guaranty.	66
4.02	Obligations Unconditional.	67
4.03	Reinstatement.	68
4.04	Certain Additional Waivers.	68
4.05	Remedies.	68
4.06	Rights of Contribution.	68
4.07	Guarantee of Payment; Continuing Guarantee.	68

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		69
5.01	Conditions of Effectiveness.	69
5.02	Conditions to all Credit Extensions after the Closing Date.	71

ARTICLE VI REPRESENTATIONS AND WARRANTIES		72
6.01	Existence, Qualification and Power.	72
6.02	Authorization; No Contravention.	72
6.03	Governmental Authorization; Other Consents.	73

i

6.04	Binding Effect.	73
6.05	Financial Statements; No Material Adverse Effect.	73
6.06	Litigation.	74
6.07	No Default.	74
6.08	Ownership of Property; Liens.	74
6.09	Environmental Compliance.	74
6.10	Insurance.	75
6.11	Taxes.	75
6.12	ERISA Compliance.	75
6.13	Subsidiaries.	76
6.14	Margin Regulations; Investment Company Act.	76
6.15	Disclosure.	76
6.16	Compliance with Laws.	77
6.17	Intellectual Property; Licenses, Etc.	78
6.18	Solvency.	78
6.19	Perfection of Security Interests in the Collateral.	78
6.20	Business Locations; Taxpayer Identification Number.	78
6.21	Labor Matters.	78
6.22	Reimbursement from Payors.	79
6.23	Licensing and Accreditation.	79
6.24	Use of Proceeds.	79
6.25	OFAC.	79

ARTICLE VII AFFIRMATIVE COVENANTS		80
7.01	Financial Statements.	80
7.02	Certificates; Other Information.	80
7.03	Notices.	82
7.04	Payment of Taxes.	83
7.05	Preservation of Existence, Etc.	83
7.06	Maintenance of Properties.	83
7.07	Maintenance of Insurance.	83
7.08	Compliance with Laws.	84
7.09	Books and Records.	84
7.10	Inspection Rights.	85
7.11	Use of Proceeds.	85
7.12	Additional Subsidiaries.	85
7.13	Pledged Assets.	86
7.14	Deposit Accounts.	86
7.15	Landlord Lien Waivers.	87
7.16	Post-Closing Requirements - Real Property Collateral.	87

ARTICLE VIII NEGATIVE COVENANTS		87
8.01	Liens.	87
8.02	Investments.	89
8.03	Indebtedness.	90
8.04	Fundamental Changes.	92
8.05	Dispositions.	92
8.06	Restricted Payments.	93
8.07	Change in Nature of Business.	93
8.08	Transactions with Affiliates and Insiders; Management Fees.	93
8.09	Burdensome Agreements.	94
8.10	Use of Proceeds.	95

8.11	Financial Covenants.	95
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	96
8.13	Ownership of Subsidiaries.	96
8.14	Sale Leasebacks.	96
8.15	Capital Expenditures.	96
8.16	Amendment of Material Documents.	96

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		97
9.01	Events of Default.	97
9.02	Remedies Upon Event of Default.	99
9.03	Application of Funds.	99

ARTICLE X ADMINISTRATIVE AGENT		101
10.01	Appointment and Authority.	101
10.02	Rights as a Lender.	101
10.03	Exculpatory Provisions.	101
10.04	Reliance by Administrative Agent.	102
10.05	Delegation of Duties.	103
10.06	Resignation of Administrative Agent.	103
10.07	Non-Reliance on Administrative Agent and Other Lenders.	104
10.08	No Other Duties; Etc.	104
10.09	Administrative Agent May File Proofs of Claim.	104
10.10	Collateral and Guaranty Matters.	105
10.11	Secured Cash Management Agreements and Secured Hedge Agreements.	106

ARTICLE XI MISCELLANEOUS		106
11.01	Amendments, Etc.	106
11.02	Notices; Effectiveness; Electronic Communications.	111
11.03	No Waiver; Cumulative Remedies; Enforcement.	113
11.04	Expenses; Indemnity; and Damage Waiver.	113
11.05	Payments Set Aside.	115
11.06	Successors and Assigns.	116
11.07	Treatment of Certain Information; Confidentiality.	120
11.08	Set-off.	121
11.09	Interest Rate Limitation.	121
11.10	Counterparts; Integration; Effectiveness.	121
11.11	Survival of Representations and Warranties.	122
11.12	Severability.	122
11.13	Replacement of Lenders.	122
11.14	Governing Law; Jurisdiction; Etc.	123
11.15	Waiver of Jury Trial.	124
11.16	No Advisory or Fiduciary Responsibility.	124
11.17	Electronic Execution of Assignments and Certain Other Documents.	125
11.18	Subordination of Intercompany Indebtedness.	125
11.19	USA PATRIOT Act.	125

SCHEDULES

2.01	Commitments and Applicable Percentages	160
2.03	Existing Letters of Credit	161
6.13	Subsidiaries	162
6.17	IP Rights	163
6.20-1	Locations of Real Property	181
6.20-2	Location of Chief Executive Office, Taxpayer Identification Number, Etc.	191
6.20-3	Changes in Legal Name, State of Formation and Structure	195
6.21	Labor Matters	196
8.01	Liens Existing on the Closing Date	197
8.02	Investments Existing on the Closing Date	198
8.03	Indebtedness Existing on the Closing Date	199
11.02	Administrative Agent’s Office; Certain Addresses for Notices	200

EXHIBITS

2.02	Form of Loan Notice	137
2.04	Form of Swing Line Loan Notice	139
2.11	Form of Note	140
3.01	Forms of U.S. Tax Compliance Certificates	142
7.02	Form of Compliance Certificate	146
7.12	Form of Joinder Agreement	147
11.06-1	Form of Assignment and Assumption	150
11.06-2	Form of Administrative Questionnaire	155

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of December 31, 2012 among ACADIA HEALTHCARE COMPANY, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

WHEREAS, a revolving credit facility and term loan (the “Existing Credit Facilities”) have been established in favor of the Borrower (f/k/a Acadia Healthcare Company, LLC, a Delaware limited liability company) pursuant to that Credit Agreement (as amended, modified, supplemented and extended, the “Existing Credit Agreement”) dated as of April 1, 2011 among the Borrower, the guarantors identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent;

WHEREAS, the Borrower has requested certain modifications to the Existing Credit Facilities, including an increase in the term loan outstanding under the Existing Credit Agreement by approximately $151 million to an aggregate principal amount on the Closing Date of $300 million;

WHEREAS, the lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein; and

WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acadia Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Acadia Interim Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the quarter ended September 30, 2012 and the related statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Equity Interests of another Person entitled to vote for members of the board of directors or equivalent governing body of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.06-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Agreement” means this Credit Agreement.

“AmiCare” means AmiCare Behavioral Centers, LLC, a Delaware limited liability company.

“AmiCare Acquisition” means the Acquisition of all of the Equity Interests of AmiCare pursuant to the AmiCare Acquisition Documents.

“AmiCare Acquisition Agreement” means the Membership Interest Purchase Agreement dated as of November 23, 2012 between the Borrower, a Wholly Owned Subsidiary of the Borrower and owners of the Equity Interests of AmiCare.

“AmiCare Acquisition Documents” means the AmiCare Acquisition Agreement (including the disclosure schedules thereto) and all other documents, agreements and instruments entered into in connection with the AmiCare Acquisition, in each case including the disclosure schedules thereto.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time subject to adjustment as provided in Section 2.15. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to clause (v) of the final proviso of Section 11.01, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Commitment Fee
1	< 3.50:1.0	2.75%	1.75%	0.40%
2	≥ 3.50:1.0 but < 4.00:1.0	3.00%	2.00%	0.45%
3	≥ 4.00:1.0 but < 4.50:1.0	3.25%	2.25%	0.50%
4	≥ 4.50:1.0	3.50%	2.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending March 31, 2013 shall be determined based on Pricing Tier 3. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of (a) MLPF&S, in its capacity as joint lead arranger and joint book manager and (b) Fifth Third Bank, in its capacity as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.0%, (b) the Prime Rate and (c) the Eurodollar Rate plus 1.0%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BCA” means Behavioral Centers of America, LLC, a Delaware limited liability company.

“BCA Acquisition” means the Acquisition of all of the Equity Interests of BCA pursuant to the BCA Acquisition Documents.

“BCA Acquisition Agreement” means the Acquisition Agreement dated as of November 21, 2012 between the Borrower, a Wholly Owned Subsidiary of the Borrower, BCA and the other Persons party thereto.

“BCA Acquisition Documents” means the BCA Acquisition Agreement and all other documents, agreements and instruments entered into in connection with the BCA Acquisition, in each case including the disclosure schedules thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day that is also a London Banking Day; and, if such day relates to any payment by the Borrower required hereunder, means any such day other than a day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the principal office of the Borrower is located.

“Businesses” has the meaning specified in Section 6.09(a).

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee that is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) the Sponsor and its Controlled Investment Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any agreement, document or instrument governing or otherwise relating to any Senior Unsecured Indebtedness.

“Closing Date” means the date hereof.

“CMS” means the Centers for Medicare & Medicaid Services, the federal agency responsible for administering Medicare, Medicaid, SCHIP (State Children’s Health Insurance) and other federal health-related programs.

“Collateral” means a collective reference to all property (other than Excluded Property) with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 7.13.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures excluding (a) Permitted Acquisitions, (b) capital expenditures made with the Net Cash Proceeds of any Disposition or Recovery Event to the extent such capital expenditure is made within the reinvestment period provided in Section 2.05(b)(ii) and (c) capital expenditures made with the Net Cash Proceeds of any Equity Issuance to the extent such capital expenditure is made within 180 days of receipt by the Borrower or any Subsidiary of such Net Cash Proceeds.

“Consolidated Cash Flow” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period minus (b) Consolidated Maintenance Capital Expenditures for such period minus (c) income taxes paid in cash during such period.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period; plus (b) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income, franchise, value added, sales or other taxes payable for such period; (iii) the amount of depreciation and amortization expense for such period; (iv) non-cash charges, losses and expenses relating to the impairment of goodwill for such period incurred after the Closing Date in an aggregate amount not to exceed $40 million during the term of this Agreement; (v) unrealized losses (which are non-cash) on financial derivatives recognized in accordance with FASB ASC 815 (including embedded derivatives); (vi) non-cash compensation expense and other non-cash expenses or charges arising from the granting of stock options, stock appreciation rights or similar arrangements; (vii) any non-cash accounting adjustments (including deferred revenue write down) and any adjustments as required or permitted by the application of FASB ASC 805 (requiring the use of acquisition method of accounting for acquisitions and consolidations), FASB ASC 350 (relating to changes in accounting for the amortization of goodwill and certain other intangibles) and FASB ASC 360 (relating to the write downs of long-lived assets); (viii) any non-cash negative revenue adjustments; (ix) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred as a result of the Transactions in an aggregate amount not to exceed $3,000,000; (x) any amounts paid pursuant to net working capital adjustment, earn-out or other deferred purchase payment pursuant to any Acquisition consummated prior to the Closing Date, any Target Acquisition or a Permitted Acquisition; (xi) any expense to the extent that a corresponding amount is received during such period in cash by the Borrower or any Subsidiary under any agreement providing for indemnification or reimbursement of such expense; (xii) any expenses with respect to liability or casualty events or business interruption to the extent reimbursed or advanced to the Borrower or any Subsidiary during such period by third party insurance; (xiii) expenses and loss incurred during the period from January 1, 2011 through December 31, 2012 with respect to the Loan Parties’ facility in Tampa Bay, Florida in an aggregate amount not to exceed $1.25 million during such two year period; (xiv) costs and expenses relating to closing Youth and Family Centered Services offices and severance incurred between April 1, 2011 and October 1, 2012 in an aggregate amount not to exceed $400,000 during such 18 month period; (xv) unrealized losses (which are non-cash) resulting from foreign exchange translations; (xvi) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, management fees, transaction fees and out-of-pocket expenses incurred as a result of the Acquisition of certain assets from Haven Behavioral Healthcare, Inc. and its Subsidiaries and the Fourth Amendment to the Existing Credit Agreement in an aggregate amount not to exceed $700,000 provided that such fees and expenses are incurred prior to July 1, 2012; (xvii) any fees, expenses or charges related to any repayment of Senior Unsecured Indebtedness with the proceeds of the Equity Issuance made by the Borrower on May 21, 2012 in an aggregate amount not to exceed $6,900,000; (xviii) any non-cash write-off of deferred financing costs and any other non-cash loss related, in each case, to the repayment of Senior Unsecured Indebtedness (including refinancings, amendments, waivers or other modifications) permitted hereunder and; (xix) for any period of four fiscal quarters ending on or after the Closing Date, fees and out-of-pocket expenses incurred in such period in connection with any Permitted Acquisition (whether or not consummated) in an amount not to exceed 10% of the aggregate consideration of such Permitted Acquisition; provided, that the aggregate amount of fees and out-of-pocket expenses added back pursuant to this clause (xx) for all Permitted Acquisitions in such period shall not exceed $3,000,000; minus (c) the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) unrealized gains

(which are non-cash) on financial derivatives recognized in accordance with FASB ASC 815 (including embedded derivatives); (ii) unrealized gains (which are non-cash) resulting from foreign exchange translations and (iii) any non-cash gains related to the repayment of Senior Unsecured Indebtedness (including refinancings, amendments, waivers or other modifications) permitted hereunder.

“Consolidated Excess Cash Flow” means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income, franchise, value added, sales or other taxes payable for such period; (iii) the amount of depreciation and amortization expense for such period; minus (c) the Consolidated Capital Expenditures for such period (other than Consolidated Capital Expenditures financed with Indebtedness (other than Loans)) minus (d) the cash portion of Consolidated Interest Charges for such period minus (e) cash taxes paid during such period minus (f) if positive, the net increases in current assets and decreases in current liabilities from the first day of such period to the last day of such period plus (g) if positive, the net decreases in current assets and increases in current liabilities from the first day of such period to the last day of such period minus (h) Consolidated Scheduled Funded Debt Payments for such period minus (i) if (and only if) the Consolidated Senior Secured Leverage as of the end of such period is less than 2.5:1.0, the amount of cash consideration (other than cash consideration funded with the cash proceeds of an Equity Issuance or Debt Issuance) paid for any Permitted Acquisition during such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Cash Flow for the period of the four fiscal quarters most recently ended to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:

(i) as of the end of the fiscal quarter ending March 31, 2013, Consolidated Fixed Charges and Consolidated Cash Flow (other than Consolidated EBITDA) shall be the actual amount of Consolidated Fixed Charges and the actual amount of Consolidated Cash Flow (other than Consolidated EBITDA) for the period of one fiscal quarter then ended multiplied by four (4);

(ii) as of the end of the fiscal quarter ending June 30, 2013, Consolidated Fixed Charges and Consolidated Cash Flow (other than Consolidated EBITDA) shall be the actual amount of Consolidated Fixed Charges and the actual amount of Consolidated Cash Flow (other than Consolidated EBITDA) for the period of two fiscal quarters then ended multiplied by two (2);

(iii) as of the end of the fiscal quarter ending September 30, 2013, Consolidated Fixed Charges and Consolidated Cash Flow (other than Consolidated EBITDA) shall be the actual amount of Consolidated Fixed Charges and the actual amount of Consolidated Cash Flow (other than Consolidated EBITDA) for the period of three fiscal quarters then ended multiplied by one and one-third (1 1/3); and

(iv) as of the end of the fiscal quarter ending December 31, 2013, Consolidated Fixed Charges and Consolidated Cash Flow shall be the actual amount of Consolidated Fixed Charges and the actual amount of Consolidated Cash Flow for the period of four fiscal quarters then ended.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) Restricted Payments paid in cash for such period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Maintenance Capital Expenditures” means, for any period, an amount equal to two percent (2.0%) of total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income (including extraordinary losses but excluding extraordinary gains) for such period.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness and (c) shall not include any voluntary or mandatory prepayments.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than Funded Indebtedness that is not secured by a Lien on any property of the Borrower or any Subsidiary) as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Contract Provider” means, any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract or other arrangement with the Borrower or any Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Investment Affiliate” means, with respect to the Sponsor, any other Person that is (a) controlled by, or under common control with, the Sponsor and (b) engaged solely in the business of making equity or debt investments in the ordinary course of business. For purposes of this definition “control” means the power to direct or cause the direction of management of a Person, whether by contract or otherwise.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by the Borrower or any Subsidiary of any Indebtedness other than Permitted Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of any applicable cure periods, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Revolving Loans that are Eurodollar Rate Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; (g) any Recovery Event; and (h) the surrender of leases, subleases, licenses and sublicenses upon expiration or otherwise in the ordinary course of business.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that (a) is organized under the laws of any state of the United States or the District of Columbia and (b) is not owned by a Subsidiary that is not organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary of its Equity Interests to any Person, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance of its Equity Interests as consideration for a Permitted Acquisition and (e) any issuance of Equity Interests from a Subsidiary to the Borrower or another Subsidiary. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution by the PBGC of proceedings to terminate a Pension Plan; (e) the determination that any Pension Plan is considered an at-risk plan under Section 430 of the Internal Revenue Code or Section 303 of ERISA or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Section 305 of ERISA; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for

Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Base Rate”.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Account” means any deposit account or securities account that (a) has a balance of less than $250,000, (b) contains solely funds for accrued payroll, taxes or employee benefits, (c) contains solely funds held in trust for third parties or (d) is a Government Receivables Account.

“Excluded Equity Issuance” means any Equity Issuance by the Borrower (a) to the Sponsor, its Controlled Investment Affiliates and any other Person that owns Equity Interests in the Borrower on the Closing Date; (b) to any director, officer, member of management or employee of the Borrower or any Subsidiary pursuant to any employment agreement, compensation, bonus plan or employee stock option plan of the Borrower or any Subsidiary; (c) the Net Cash Proceeds of which or used (or the Equity

Interests issued pursuant thereto are used) by the Borrower or any Subsidiary to finance Permitted Acquisitions or capital expenditures so long as such Net Cash Proceeds are expended to finance such Permitted Acquisition or capital expenditure within 180 days of the receipt of such Net Cash Proceeds by the Borrower or any Subsidiary; (d) the Net Cash Proceeds of which are used by the Borrower to prepay the Senior Unsecured Indebtedness to the extent such prepayment is permitted under Section 8.17(b); and (e) pursuant to preemptive rights arising from each of the foregoing issuances.

“Excluded Property” means, with respect to any Loan Party, (a) any owned real property which has a fair market value of less than $500,000, (b) any leased real property, (c) any Excluded Account, (d) any vehicles or rolling stock, (e) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (f) any personal property (other than personal property described in clause (e) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, unless requested by the Administrative Agent or the Required Lenders, (g) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (h) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (i) any rights or interest in any lease, license, contract or other agreement of any Loan Party if the grant of a security interest in such lease, license, contract or other agreement in the manner contemplated by the Loan Documents is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), in each case except to the extent that (x) such prohibition could not be rendered ineffective pursuant to the applicable Uniform Commercial Code or any other applicable Law (including Debtor Relief Laws) or principles of equity and (y) such prohibition has not been waived, terminated or eliminated (after such Loan Party has used commercially reasonable efforts to obtain such consent upon the request of the Administrative Agent) and (j) any other property that the Administrative Agent determines, in its sole discretion, that the expense of attaching and/or perfecting a Lien therein under applicable Law is excessive in relation to the value of such property.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exclusion Event” means an event or related events resulting in the exclusion of the Borrower or any Subsidiary from participation in any Medical Reimbursement Programs.

“Existing Indebtedness” has the meaning specified in Section 5.01.

“Existing Letters of Credit” means those Letters of Credit outstanding on the Closing Date and identified on Schedule 2.03.

“Extraordinary Receipts” means any Net Cash Proceeds received by or paid to or for the account of the Borrower or any Subsidiary not in the ordinary course of business, including tax refunds, pension plan reversions and indemnity payments (but excluding any purchase price adjustment, working capital adjustment or indemnity payment, in each case relating to the Target Acquisitions or any Permitted Acquisition).

“Facilities” has the meaning specified in Section 6.09(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated December 3, 2012 among the Borrower, the Administrative Agent and MLPF&S.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Obligations (other than obligations under Swap Contracts)) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(f) the Attributable Indebtedness of Capital Leases, Sale and Leaseback Transactions, Synthetic Leases and Securitization Transactions;

(g) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or

such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“Government Receivable” means any Receivable that, consistent with the past accounting practices of the Borrower and its Subsidiaries, is initially classified as a Medicare Receivable, Medicaid Receivable or other government Receivable.

“Government Receivables Account” means an account established by a Loan Party and used solely for receipt of Government Receivables.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, (c) with respect to obligations under any Swap Contract between any Subsidiary and any Secured Swap Provider that is permitted to be incurred pursuant to Section 8.03(d) and obligations under any Treasury Management Agreement between any Subsidiary and any Lender or Affiliate of a Lender, the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the related regulations promulgated thereunder from time to time, including 45 CFR Parts 160, 162 and 164.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, which is part of the American Recovery and Reinvestment Act of 2009, and the related regulations promulgated from time to time thereunder.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Immaterial Subsidiary” means any Subsidiary that does not have as of the date of determination (a) revenues in excess of $100,000 for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), or (b) property with an aggregate fair market value in excess of $100,000.

“Incremental Term Facility” has the meaning specified in Section 11.01.

“Incremental Facility Commitment” means a commitment to an Incremental Facility.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Indenture” means that certain Indenture, dated as of November 1, 2011, among the Borrower, each of the guarantors party thereto, and U.S. Bank National Association, as Trustee, governing Senior Unsecured Indebtedness outstanding on the Closing Date.

“Information” has the meaning specified in Section 11.07.

“Intercompany Indebtedness” means Indebtedness owing by a Loan Party to another Loan Party.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or any Subsidiary or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or the Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party; (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not an Immaterial Subsidiary.

“Material Indebtedness” means any Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness arising under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Maturity Date” means December 31, 2017; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier, under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Receivable” means any Receivable with respect to which the obligor is a state or, to the extent provided by Law, the United States acting through a state’s Medicaid agency that arises out of charges reimbursable to the Borrower or any Subsidiary under Medicaid.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act; (b) all applicable provisions of all publically available federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all publically available federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all publically available rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all publically available state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above.

“Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Medicare Provider Agreement” means an agreement entered into between CMS (or other such entity administering the Medicare program on behalf of the CMS) and a health care provider or supplier, under which such health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Receivable” means any Receivable with respect to which the obligor is the United States that arises out of charges reimbursable to the Borrower or any Subsidiary under Medicare.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any successor statutes thereto; together with all applicable provisions of all publically available rules, regulations, manuals and orders promulgated thereunder and all publically available administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, the United States Department of Health and Human Services, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means any real property that is owned or leased by a Loan Party and is subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests and/or leasehold interests of any Loan Party in any real property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party makes or is obligated to make contributions, or has any liability (including on account of any ERISA Affiliate).

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Extraordinary Receipts, Disposition, Recovery Event, Debt Issuance or Equity Issuance net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Extraordinary Receipts, Disposition, Recovery Event, Debt Issuance or Equity Issuance.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning specified in Section 2.11(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between the Borrower or any Subsidiary and any Secured Swap Provider that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or Affiliate of a Lender.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OIG” means the Office of Inspector General of the United States Department of Health and Human Services or any other regulatory body which succeeds to the functions thereof.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Park Royal” means, The Pavilion at HealthPark, LLC, a Florida limited liability company, d/b/a Park Royal Hospital.

“Park Royal IRB Debt” has the meaning specified in Section 8.03.

“Participant” has the meaning specified in Section 11.06(d).

“Patient” means, on any date, any natural person for whom any health care items or services have been provided or performed prior to such date by the Borrower or any Subsidiary (other than any such person with respect to whom the applicable obligor on the Receivable originated in connection therewith would not reasonably be expected to approve payment thereunder).

“Payor” means any third party liable for payment for health care items or services provided or performed by the Borrower or any Subsidiary, including all Medical Reimbursement Programs, private insurance companies, Blue Cross/Blue Shield, health maintenance organizations, preferred provider organizations, managed care systems and alternative delivery systems.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (excluding a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or with respect to which a Loan Party has any liability (including on account of any ERISA Affiliate) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in a line of business that the Borrower and its Subsidiaries are permitted to engage in pursuant to Section 8.07, (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such Acquisition on a Pro Forma Basis (i) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), (ii) the Consolidated Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) would be 0.25 less than the maximum Consolidated Leverage Ratio permitted under Section 8.11(a) as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) and (iii) the Consolidated Senior Secured Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) would be 0.25 less than the maximum Consolidated Senior Secured Leverage Ratio permitted under Section 8.11(b) as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) (or in the case of any such Acquisition consummated prior to the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the Closing Date, the Consolidated Senior Secured Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) would be 0.25 less than the maximum Consolidated Senior Secured Leverage Ratio permitted under Section 8.11(b) for the fiscal quarter ending March 31, 2013), (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (f) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction and (g) immediately after giving effect to such Acquisition, there shall be an aggregate of at least $5 million consisting of any combination of availability existing under the Aggregate Revolving Commitments and Qualified Cash.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Indebtedness” means, at any time, Indebtedness permitted under Section 8.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PHC Joint Ventures” means Behavioral Health Partners, LLC.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any such Plan to which any Loan Party is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified Cash” means cash or Cash Equivalents of the Loan Parties that (a) are maintained in a deposit account with the Administrative Agent or in a deposit account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent, (b) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and (c) are not subject to a Lien (other than Liens of the type described in Sections 8.01(a), (m) and (n)).

“Real Property Security Documents” means with respect to any real property owned by a Loan Party:

(a) fully executed and notarized Mortgages encumbering the fee interest of any Loan Party in such real property;

(b) if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005 with all items from Table A thereof completed, except for Nos. 5 and 12;

(c) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;

(d) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e) if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f) if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g) if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Receivables” means all Patient accounts existing or hereafter created, any and all rights to receive payments due on such accounts from any Patient or Payor under or in respect of such account to the extent not evidenced by an instrument or chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof).

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Refinancing Costs” means, with respect to the refinancing of any Indebtedness, an amount equal to the premium or other reasonable amount paid, accrued interest (other than the non-cash portion of the interest rate that accrued to principal) and fees and expenses incurred in connection with such refinancing.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) or (b) if the Commitments have been terminated, the outstanding Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition). The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of (a) the unfunded Revolving Commitments and the outstanding Revolving Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) or (b) if the Revolving Commitments have been terminated, the outstanding Revolving Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition). The unfunded Revolving Commitments of, and the outstanding Revolving Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means the chief executive officer, president, chief or senior financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Retained Rights” means, with respect to any Government Receivable, the rights of the Borrower or any Subsidiary granted by applicable law and regulations over such Government Receivable, including, without limitation, and as applicable, the collection thereof and discretion over the transfer thereof to any party (including the Administrative Agent) and to enforce the claim giving rise to such Government Receivable against such Governmental Authority, in the absence of a court order in the manner expressly contemplated by applicable state and federal law.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to clause (v) of the final proviso of Section 11.01, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Satisfaction in Full” or “Satisfied in Full” means, with respect to the Obligations, as of any date, that, as of such date, (a) all principal and interest accrued to such date which constitute Obligations arising under the Loan Documents shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations arising under the Loan Documents shall have been paid in full in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer, (d) if a Secured Swap Provider has provided prior written notice to the Administrative Agent thereof, all amounts then due and payable (or which will be due and payable following notice or expiration of any grace period) which constitute Obligations arising under Swap Contracts shall have been paid in full in cash or cash collateralized in an amount and manner satisfactory to the counterparty to such Swap Contract (or, in the case of such a Swap Contract provided or arranged by GE Capital, GE Capital), (e) if the Administrative Agent has commenced exercising remedies under Section 9.02, all amounts then due and payable which constitute Obligations arising under Treasury Management Agreements shall have been paid in full in and (f) the Commitments shall have expired or been terminated in full.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Provider” means (a) a Lender or an Affiliate of a Lender (or any Person that was a Lender or Affiliate of a Lender at the time such Person entered into the applicable Swap Contract) and (b) any other Person that entered into the applicable Swap Contract with the Borrower or any Subsidiary if the applicable Swap Contract was provided or arranged by GE Capital or an Affiliate of GE Capital and any assignee of such Person.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Senior Unsecured Indebtedness” has the meaning specified in Section 8.03(m).

“Senior Unsecured Indebtedness Standard Terms” means each of the following:

(a) such Indebtedness shall not be subject to any scheduled redemptions, scheduled repurchases or other scheduled payments of principal (other than the scheduled payment of principal on the maturity date of such Indebtedness);

(b) such Indebtedness shall not be subject to any covenants or events of default that are materially more restrictive than covenants and events of default that are usual and customary for senior unsecured high yield notes giving due regard to prevailing conditions in the syndicated loan and financial markets and operational requirements of the Borrower and its Subsidiaries, unless approved by the Administrative Agent; and

(c) at any time (i) no single Affiliate of the Borrower shall hold more than 5% of such Indebtedness and (ii) all Affiliates of the Borrower shall not hold in the aggregate more than 15% of such Indebtedness.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (e) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Issuance” means the Equity Issuance described in the Registration Statement on Form S-3 filed by the Borrower with the SEC on October 17, 2012, with a Prospectus Supplement, dated December 7, 2012, as may be amended, with respect to the public offering of 7.0 million common shares of the Borrower (which amount does not include the underwriters’ over-allotment option to purchase up to an additional 1.05 million common shares from the Borrower); provided that the Borrower receives Net Cash Proceeds of at least $125 million from such Equity Issuance (it being understood that if the Borrower receives Net Cash Proceeds of less than $125 million from such Equity Issuance then such Equity Issuance shall not be deemed the Specified Equity Issuance).

“Sponsor” means Waud Capital Partners, L.L.C., a Delaware limited liability company.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests entitled to vote for members of the board of directors or equivalent governing body at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Target Acquisitions” means the AmiCare Acquisition and the BCA Acquisition.

“Target Acquisition Documents” means the AmiCare Acquisition Documents and the BCA Acquisition Documents.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitment of all of the Lenders in effect on the Closing Date is THREE HUNDRED MILLION ($300,000,000).

“Threshold Amount” means $1 million.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transaction” means, collectively, the Specified Equity Issuance, the Target Acquisitions and the entering into and funding of the Term Loan and Revolving Loans on the Closing Date.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“TRICARE” means the health care program of the United States Department of Defense Military Health System.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any

Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) If any item is required to be delivered, or any action is required to be taken, on a day other than a Business Day, such item shall be required to be delivered, and such action shall be required to be taken, on the next following Business Day.

1.03	Accounting Terms; Calculation of Financial Covenants on a Pro Forma Basis.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Loan Parties); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Calculation of Financial Covenants on a Pro Forma Basis. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to any Acquisition, Disposition or Recovery Event occurring during the applicable period. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04	Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans and Term Loan.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

2.02	Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (or, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c) During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

2.03	Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Maturity Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative

Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent demonstrable error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date; and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders (or automatically upon the imposition of the Default Rate pursuant to Section 2.08), while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04	Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (B) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (ii) that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative

Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Auto Borrow Arrangement. In order to facilitate the borrowing of Swing Line Loans, the Borrower and the Swing Line Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance reasonably satisfactory to the Swing Line Lender, with notice to the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swing Line Loans for all purposes hereof, except that Borrowings of Swing Line Loans under the Auto Borrow Agreement shall be made in accordance with the terms of the Auto Borrow Agreement. For purposes of determining the Total Revolving Outstandings at any time during which an Auto Borrow Agreement is in effect, the Outstanding Amount of all Swing Line Loans shall be deemed to be the sum of the Outstanding Amount of Swing Line Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

2.05	Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Revolving Loans and Term Loan. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of the Term Loan, unless otherwise directed by the Borrower, shall be applied to the remaining principal amortization payments in direct order of maturity. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii) Dispositions and Recovery Events. The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Dispositions or Recovery Event to the extent such Net Cash Proceeds are not reinvested in property that is useful in the business of the Borrower and its Subsidiaries within 180 days (or 360 days provided such Net Cash Proceeds are committed to be reinvested pursuant to a binding contract within 180 days) of such Disposition or Recovery Event (it being understood that, in each case, such prepayment shall be due immediately upon the expiration of such reinvestment period to the extent not reinvested).

(iii) Extraordinary Receipts. Within one Business Day of receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipts, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv) Consolidated Excess Cash Flow. Within one hundred ten days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2013, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to the sum of (A) 50% (if the Consolidated Senior Secured Leverage Ratio as of the end of such fiscal year is equal to or greater than 2.5:1.0), 25% (if the Consolidated Senior Secured Leverage Ratio as of the end of such fiscal year is less than 2.5:1.0 but equal to or greater than 2.0:1.0) and 0% (if the Consolidated Senior Secured Leverage Ratio as of the end of such fiscal year is less than 2.0:1.0) of Consolidated Excess Cash Flow for such fiscal year minus (B) the aggregate amount of optional prepayments of the Term Loan pursuant to Section 2.05(a)(i) and the aggregate amount of optional prepayments of Revolving Loans pursuant to Section 2.05(a)(i) (to the extent accompanied by an optional permanent reduction in the Aggregate Revolving Commitments) in each case during such fiscal year.

(v) Debt Issuances. Immediately upon receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(vi) Equity Issuances. Immediately upon the expiration of the 180 day period after the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Equity Issuance (other than an Excluded Equity Issuance described in clauses (a), (b) or (e) of such definition), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 50% of the difference between such Net Cash Proceeds and amounts used or expended by the Borrower or any Subsidiary as permitted by clauses (c) and (d) of the definition of Excluded Equity Issuance.

(vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; and

(B) with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii), (iv), (v) and (vi), first to the Term Loan (ratably to the remaining principal amortization payments), second, ratably to the L/C Borrowings and the Swing Line Loans, third, to the outstanding Revolving Loans, and, fourth, to Cash Collateralize the remaining L/C Obligations.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(viii) Eurodollar Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b) (other than Section 2.05(b)(i)) so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

2.06	Optional Termination or Reduction of Aggregate Revolving Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $5 million or any whole multiple of $1 million in excess thereof and (c) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment
March 31, 2013	$1,875,000.00
June 30, 2013	$1,875,000.00
September 30, 2013	$1,875,000.00
December 31, 2013	$1,875,000.00
March 31, 2014	$3,750,000.00
June 30, 2014	$3,750,000.00
September 30, 2014	$3,750,000.00
December 31, 2014	$3,750,000.00
March 31, 2015	$5,625,000.00
June 30, 2015	$5,625,000.00
September 30, 2015	$5,625,000.00
December 31, 2015	$5,625,000.00
March 31, 2016	$7,500,000.00
June 30, 2016	$7,500,000.00
September 30, 2016	$7,500,000.00
December 31, 2016	$7,500,000.00
March 31, 2016	$9,375,000.00
June 30, 2016	$9,375,000.00
September 30, 2016	$9,375,000.00
Maturity Date	Outstanding Principal Balance of the Term Loan

2.08	Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b) Other Fees.

(i) The Borrower shall pay to MLPF&S and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11	Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent demonstrable error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, (iii) if the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c) or (iv) if there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under Section 8.01(m)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03), (y) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents and (z) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Revolving Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.15(b) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 2.15(b) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable

Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or Borrower, as applicable) require the deduction or withholding of any Taxes from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after written demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties,as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-2 or Exhibit 3.01-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six-months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into a Treasury Management Agreement with the Borrower or any Subsidiary, each Secured Swap Provider that enters into a Swap Contract with the Borrower or any Subsidiary and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than Satisfaction in Full), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until Satisfaction in Full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives to the extent permitted by Law diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations in accordance with Section 11.04 for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06	Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until Satisfaction in Full.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent in each case in a manner reasonably satisfactory to the Administrative Agent and each Lender:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents.

(c) Real Property Collateral. Receipt by the Administrative Agent of amendments to, or amendments and restatements of, all existing Mortgages on real property of the Loan Parties that constitutes Mortgaged Property under the Existing Credit Agreement.

(d) Personal Property Collateral.

(i) Receipt by the Administrative Agent of the searches of Uniform Commerical Code filings in the jurisdiction of formation of each Loan Party and each other jurisdiction deemed appropriate by the Administrative Agent;

(ii) Receipt by the Administrative Agent of Uniform Commercial Code financing statements for each jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral;

(iii) Receipt by the Administrative Agent of all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its discretion under the law of the jurisdiction of organization of such Person);

(iv) Receipt by the Administrative Agent of searches of ownership of, and Liens on, United States registered intellectual property of each Loan Party in the appropriate governmental offices; and

(v) Receipt by the Administrative Agent of duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties.

(e) Opinions of Counsel. Receipt by the Administrative Agent of opinions of legal counsel to the Loan Parties, local counsel in each jurisdiction where real property Collateral is located and any other local counsel reasonably required by the Administrative Agent, in each case, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(f) No Litigation. There shall not be (i) any order or injunction or pending litigation which would reasonably be expected to have a Material Adverse Effect or (ii) any pending litigation seeking to enjoin or prevent the transactions contemplated hereby.

(g) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i) copies of the Organization Documents of each Loan Party that is not a “Loan Party” under the Existing Credit Agreement certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(h) Refinance of Existing Indebtedness. The Borrower and its Subsidiaries shall have repaid all outstanding Indebtedness (other than Permitted Indebtedness) (the “Existing Indebtedness”) and terminated all commitments to extend credit with respect to the Existing Indebtedness, and all Liens securing the Existing Indebtedness shall have been released.

(i) Solvency Certificate. The Administrative Agent shall have received certification from the chief or senior financial officer of the Borrower as to the Solvency after giving effect to the Transaction of (i) the Borrower and (ii) the Loan Parties taken as a whole on a consolidated basis.

(j) Senior Unsecured Indebtedness. The Administrative Agent shall have received certification from the chief or senior financial officer of the Borrower (together with reasonably detailed calculations) that the entry into this Agreement and the incurrence of the Term Loan on the Closing Date are permitted under the Indenture.

(k) Target Acquistions.

(i) The Target Acquisition Documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii) The Target Acquisitions shall have been consummated substantially in accordance with the Target Acquisition Documents and in compliance in all material respects with applicable Law.

(iii) All governmental (including Hart-Scott-Rodino clearance and other necessary governmental consents), shareholder and material third party approvals necessary in connection with the Target Acquisitions which shall have been obtained; all such consents and approvals shall be in full force and effect; and all applicable waiting periods, if any, shall have expired without any action being taken or threatened by any competent authority that could restrain, prevent or otherwise impose any material adverse condition on either Target Acquistion.

(l) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower as of the Closing Date certifying that (i) after giving effect to the Transaction the conditions required in Sections 5.01(f), 5.01(k), 5.01(n), 5.02(a) and 5.02(b) have been satisfied as of the Closing Date.

(m) Certified Copies. The Administrative Agent shall have received copies, certified by a Responsible Officer of the Borrower as true and complete as of the Closing Date, of the Target Acquisition Documents.

(n) Specified Equity Issuance. The Borrower shall have received Net Cash Proceeds from the Specified Equity Issuance in an amount that together with the Credit Extension to be made on the Closing Date shall be in an aggregate amount sufficient to consummate the Target Acquisitions.

(o) Fees. Receipt by the Administrative Agent, MLPF&S and the Lenders of any fees required to be paid on or before the Closing Date.

(p) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid in accordance with Section 11.04 all reasonable and documented fees, charges and disbursements of one primary outside counsel to the Administrative Agent and of special or local counsel to the Administrative Agent to the extent such special or local counsel is reasonably necessary (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02	Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) If after giving effect to such Credit Extension the Total Revolving Outstandings would exceed $41,062,500, then the Administrative Agent shall have received certification from the chief or senior financial officer of the Borrower (together with reasonably detailed calculations) that such Credit Extension is permitted under the Indenture.

(d) If after the Closing Date the Borrower or any Subsidiary enters into any other documentation governing Senior Unsecured Indebtedness that contains restrictions on the incurrence of Credit Extensions under this Agreement, then the Administrative Agent shall have received certification from the chief or senior financial officer of the Borrower (together with reasonably detailed calculations) that such Credit Extension is permitted under the Indenture.

(e) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that on the Closing Date, on each date that is required pursuant to Article V and on each date that is required by any other provision of this Agreement or any other Loan Document:

6.01	Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing or other comparable status under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action,

and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

6.04	Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms; except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally at law or by equitable principles.

6.05	Financial Statements; No Material Adverse Effect.

(a) The Acadia Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Persons covered thereby as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Acadia Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Persons covered thereby as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) From the date of the Acadia Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Recovery Event of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the Acadia Interim Financial Statements and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e) Since December 31, 2011, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.06	Litigation.

There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, impositions of criminal or civil penalties, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07	No Default.

(a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08	Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.

6.09	Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, and, in the case of owned property, has previously contained, and, in the case of leased property, to the knowledge of a Responsible Officer, has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10	Insurance.

(a) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of similar size, engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(b) The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent.

6.11	Taxes.

The Borrower and its Subsidiaries have filed all federal and state income and other material tax returns and reports required to be filed, and have paid all federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

6.12	ERISA Compliance.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all respects with the applicable provisions of ERISA, the Internal Revenue Code and other applicable Federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, or an application for such a letter is currently being processed by the IRS or such Plan is in the form of a prototype document which is the subject of a favorable opinion letter, and to the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained except where such waiver would not reasonably be expected to result in a Material Adverse Effect; (iii) neither any Loan Party nor any ERISA Affiliate has incurred any material liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that remain unpaid; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the knowledge of the Responsible Officers of the Loan Parties, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13	Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of the Borrower, together with (a) jurisdiction of incorporation or organization, (b) number of shares of each class of Equity Interests outstanding, and (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and, if a corporation, non-assessable.

6.14	Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15	Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written factual information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under and the time at which they were made, not materially misleading; provided that, with respect to projected financial information and other forward looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Responsible Officers of the Loan Parties to be reasonable at the time (it being understood that projected financial information and other forward looking information is subject to significant uncertainties and contingencies, which may be beyond the Loan Parties’ control, no representation is made by the Loan Parties that such projections or other forward looking information will be realized, the actual results may differ from the projections or other forward looking information and such differences may be material).

6.16	Compliance with Laws.

Each of the Borrower and its Subsidiaries and, to the knowledge of the Responsible Officers of any Loan Party, each Contract Provider is in compliance with all Laws (including, without limitation, Medicare Regulations, Medicaid Regulations, HIPAA, HITECH Act, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) except in such instances in which (x) such Law is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply with such Law would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing:

(a) none of the Borrower, any Subsidiary and, to the knowledge of the Responsible Officers of any Loan Party, any Contract Provider or any individual employed by the Borrower or any Subsidiary would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to the Responsible Officers of any Loan Party where such culpability or exclusion has resulted or would reasonably be expected to result in a Material Adverse Effect;

(b) no officer or other member of management of the Borrower or any Subsidiary who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority continues to be employed by the Borrower or any Subsidiary unless such officer or other member of management has been either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority promptly after discovery of such actual or potential culpability;

(c) current coding and billing policies, arrangements, protocols and instructions of the Borrower and each Subsidiary comply with requirements of Payors and are administered by properly trained personnel, except where any such failure to comply could not reasonably be expected to result in a Material Adverse Effect; and

(d) current medical director compensation arrangements of the Borrower and each Subsidiary comply with all Laws (including state and federal anti-kickback, fraud and abuse, and self-referral laws, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) and all regulations promulgated under such Laws, except where any such failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.17	Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that as of the Closing Date a Loan Party owns and (ii) all exclusive licenses of IP Rights recorded with the United States Copyright Office or the United States Patent and Trademark Office as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Responsible Officer of any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary, the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary or any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary does not infringe on any rights of any other Person. As of the Closing Date, none of the IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement with any Person that is not a Loan Party, except as set forth on Schedule 6.17.

6.18	Solvency.

(a) The Borrower is Solvent.

(b) The Loan Parties taken as a whole on a consolidated basis are Solvent.

6.19	Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens to the extent all necessary action has been timely and properly taken by the Administrative Agent as contemplated by such Collateral Documents are or will be perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20	Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20-1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property). Set forth on Schedule 6.20-2 is the chief executive office, U.S. taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20-3, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21	Labor Matters.

(a) Except as set forth on Schedule 6.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary as of the Closing Date.

(b) Neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Closing Date.

6.22	Reimbursement from Payors.

The Receivables of the Borrower and each Subsidiary have been, and will continue to be, adjusted to reflect the requirements of all Laws and reimbursement policies (both those most recently published in writing as well as those not in writing that have been verbally communicated) of any applicable Payor, except where the failure to comply would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect. Without limiting the generality of the foregoing, Receivables of the Borrower and each Subsidiary relating to any Payor do not exceed amounts the Borrower or any Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, in each case to the extent it would not reasonably be expected to have a Material Adverse Effect.

6.23	Licensing and Accreditation.

Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries and, to the knowledge of the Responsible Officers of any Loan Party, each Contract Provider has, to the extent applicable: (a) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated, (b) obtained and maintains in good standing all required licenses, permits, authorizations, registrations and approvals of each Governmental Authority necessary to the conduct of its business, including without limitation a license to provide the professional services provided by such Person; (c) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (d) entered into and maintains in good standing its Medicare Provider Agreements and Medicaid Provider Agreements; and (e) ensured that all such required licenses or restricted certifications and accreditations are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

6.24	Use of Proceeds.

The proceeds of the Credit Extensions shall be used for a purpose permitted by Section 7.11.

6.25	OFAC.

No Loan Party nor, to the knowledge of any Loan Party, any Related Party, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of Sanctions.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as Satisfaction in Full has not occurred, the Loan Parties shall and shall cause each Subsidiary to:

7.01	Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within ninety days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal year ending December 31, 2012, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of Ernst and Young or an independent certified public accountant of nationally recognized standing or any other independent certified public accountant reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) as soon as available, but in any event within forty-five days after the end of each fiscal quarter of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal quarter ending December 31, 2012, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for the portion of the Borrower’s fiscal year then ended, in each case, setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, president or chief financial officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(a), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02	Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of the Borrower or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, president or chief financial officer of the Borrower (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) within 30 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2012, (i) an annual business plan and budget of the Borrower and its Subsidiaries and (ii) forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs);

(d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a report signed by a Responsible Officer of the Borrower that supplements Schedule 6.17 such that, as supplemented, such Schedule would be to be accurate and complete as of such date (if no supplement is required to cause such Schedule to be accurate and complete as of such date, then the Borrower shall not be required to deliver such a report);

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(f) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request (including unaudited consolidating financial statements for the Borrower or any Subsidiary).

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail)

of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or MLPF&S may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to such Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as such Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Loan Party shall be deemed to have authorized the Administrative Agent, MLPF&S, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Loan Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and MLPF&S shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Loan Parties shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03	Notices.

Promptly and in any event within five Business Days notify the Administrative Agent and each Lender of:

(a) the occurrence of any Default; and

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) the occurrence of any ERISA Event.

(d) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

(e) (i) the institution of any investigation, review or proceeding against the Borrower or any Subsidiary to suspend, revoke or terminate (or that could reasonably be expect to result in the suspension, revocation or termination of) any Medicare Provider Agreement, Medicaid Provider Agreement or agreement or participation with a Payor, (ii) the institution of any investigation, review or proceeding against the Borrower or any Subsidiary that could reasonably be expected to result in an Exclusion Event or (iii) any notice of loss or threatened loss of material accreditation, participation under any Payor or Medical Reimbursement Program, or any license.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04	Payment of Taxes.

Pay and discharge, or cause to be paid and discharged, before the same shall become overdue all federal, material state and other material Taxes, unless the same are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing or comparable status under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06	Maintenance of Properties.

(a) Use commercially reasonable efforts to maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty losses and Recovery Events excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07	Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

7.08	Compliance with Laws.

Except to the extent the failure to do so has not had or would not reasonably be expected to have a Material Adverse Effect, (i) comply with all Laws (including Titles XVIII and XIX of the Social Security Act, Medicare Regulations and Medicaid Regulations) and all restrictions and requirements imposed by any Governmental Authority and take all reasonable action to cause each Contract Provider to comply with all Laws, including all laws, rules and regulations of Governmental Authorities pertaining to the licensing and conduct of professionals and other health care providers; (ii) obtain and maintain, and take all reasonable action to cause each Contract Provider to obtain and maintain, all licenses, permits, certifications, registrations and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated (including professional licenses, certificates or determinations of need, Medicare Provider Agreements and Medicaid Provider Agreements); (iii) ensure, and take all reasonable action to cause each Contract Provider to ensure, that coding and billing policies, arrangements, protocols and instructions will comply with all Laws and all reimbursement requirements under Medicare and Medicaid and of other Payors and will be administered by properly trained personnel; (iv) ensure that medical director compensation arrangements and other arrangements with referring physicians will comply with all Laws including applicable state and federal self-referral and antikickback laws, including 42 U.S.C. Section 1320a-7b(1)- (b)(2), 42 U.S.C. Section 1395nn; and (v) implement, and take all reasonable action to cause each Contract Provider to implement, policies that are consistent with the regulations implementing the requirements of HIPAA and the HITECH Act on or before the date on which such regulations become applicable to such Person.

7.09	Books and Records.

(a) Maintain books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10	Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) absent an Event of Default, the Borrower shall be required to pay for only one such visit and/or inspection per fiscal year and (ii) when an Event of Default exists the Administrative Agent or any of its representatives or independent contractors may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and as often as may be reasonably desired; provided that not withstanding any provision of the Loan Documents, neither the Borrower nor any Subsidiary shall be required to provide access to the Administrative Agent or any of its representatives or independent contractors to any record to the extent such inspection or access by such Person would (x) be prohibited by Laws, (y) constitute a violation of any confidentiality agreement with any Person not an Affiliate of the Borrower or any Subsidiary or (z) constitute a breach of attorney-client privilege.

(b) If requested by the Administrative Agent in its reasonable discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower.

(c) If requested by the Administrative Agent in its reasonable discretion (exercise not more than once per fiscal year), promptly deliver to the Administrative Agent (a) asset appraisal reports with respect to all of the real and personal property owned by the Borrower and its Subsidiaries, and (b) a written audit of the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries.

(d) Cause an appraisal or reappraisal (in form and substance reasonably satisfactory to the Administrative Agent and from an appraiser selected by or otherwise acceptable to the Administrative Agent) to be delivered to the Administrative Agent with respect to each real property subject to a Mortgage as requested by the Administrative Agent from time to time (i) as necessary to satisfy any regulatory requirements imposed on the Administrative Agent or any Lender or (ii) during the continuation of an Event of Default.

7.11	Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance in part the Target Acquisitions, (b) to refinance Existing Indebtedness, (c) to pay fees and expenses related to the Transaction and (d) to finance working capital and for general corporate purposes of the Borrower and its Subsidiaries (including capital expenditures and Permitted Acquisitions) in each case not in contravention of any Law or of any Loan Document.

7.12	Additional Subsidiaries.

Within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after any Person becomes a Material Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Section 5.01(g) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent provided, that Park Royal shall not be required to become a Guarantor so long as the Park Royal IRB Debt prohibits Park Royal from granting a Guaranty of the Obligations.

7.13	Pledged Assets.

(a) Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Material Domestic Subsidiary and (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party (other than any Immaterial Subsidiary) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including, any filings and deliveries to perfect such Liens, Organization Documents, resolutions and opinions of counsel all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Other Property. Subject to Section 7.14, cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.14	Deposit Accounts.

(a) Maintain each Loan Party’s primary deposit relationship, including operating, cash management and collection/lockbox services with the Administrative Agent or any Lender approved by the Administrative Agent (such approval not to be unreasonably withheld).

(b) Upon request of the Administrative Agent, obtain account control agreements in form and substance reasonably satisfactory to the Administrative Agent on each deposit account and securities account owned by any Loan Party other than Excluded Accounts and deposit accounts maintained with the Administrative Agent.

(c) (i) Instruct each obligor in respect of Government Receivables to make payment directly to a Government Receivables Account and if any such obligor makes payment in any other manner, immediately (and in any event within three Business Days) transfer such payment to a Government Receivables Account.

(ii) Upon the request of the Administrative Agent, with respect to each Government Receivables Account, obtain an agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the financial institution maintaining such Government

Receivables Account, the Administrative Agent and the applicable Loan Party in which such parties agree (A) such financial institution will not enter into any agreement in which it agrees to comply with instructions originated by any Person (other than the applicable Loan Party) directing disposition of funds in such Government Receivables Account and (B) such financial institution will wire transfer on a daily basis in immediately available funds all funds received or deposited into such Government Receivables Account to a deposit account maintained with the Administrative Agent.

7.15	Landlord Lien Waivers.

Use commercially reasonable efforts to obtain landlord waivers in form and substance reasonably satisfactory to the Administrative Agent on each real property leased by any Loan Party if (x) such leased real property is a Loan Party’s headquarters location or (y) personal property Collateral having a value in excess of $250,000 is located on such leased real property.

7.16	Post-Closing Requirements - Real Property Collateral.

Within sixty days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) deliver to the Administrative Agent Real Property Security Documents for:

(a) each real property owned by a Loan Party acquired in the Target Acquisitions on the Closing Date other than Excluded Property; and

(b) the real property located at 40 Timberline Drive, Lemont, IL 60439.

ARTICLE VIII

NEGATIVE COVENANTS

Until Satisfaction in Full, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(c) Liens (other than Liens imposed under ERISA) for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than sixty days or, if overdue for more than sixty days, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance (including payment) of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(p) Liens on an insurance policy of the Borrower or any Subsidiary and the identifiable cash proceeds thereof in favor of the issuer of such policy and securing Indebtedness permitted to finance the premiums of such policies;

(q) Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the UCC in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses;

(r) Liens for the benefit of a seller deemed to attach solely to cash earnest money deposits in connection with a letter of intent or acquisition agreement with respect to a Permitted Acquisition;

(s) Liens constituting the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(t) Liens arising from payment obligations being contested in good faith by appropriate proceedings;

(u) Liens securing the Park Royal IRB Debt; provided that (i) such Lien does not at any time encumber any property other than the assets of Park Royal described in the documents governing the Park Royal IRB Debt in effect on the date of the Acquisition of Park Royal; and

(v) Liens securing obligations in an aggregate amount not to exceed $500,000 outstanding at any one time.

8.02	Investments.

Make any Investments, except:

(a) Investments in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) Investments in any Loan Party;

(d) Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 8.03;

(g) Permitted Acquisitions;

(h) Swap Contracts permitted by Section 8.03;

(i) Investments consisting of promissory notes issued by officers, directors and employees of the Borrower or any Subsidiary as consideration for the purchase of Equity Interests of the Borrower;

(j) Investments consisting of securities or instruments received pursuant to a disposition of assets not prohibited by this Agreement;

(k) Investments in Park Royal for working capital in an amount not to exceed $3 million in the aggregate at any time outstanding;

(l) Investments by any Loan Party consisting of the purchase of bonds issued by the Lee County Industrial Development Authority, the proceeds of which were used to fund the Park Royal IRB Debt; provided that no Event of Default shall have occurred and be continuing at the time of such purchase; and

(m) Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $7,500,000 in the aggregate at any time outstanding.

8.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness set forth in Schedule 8.03 and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the material terms taken as a whole of such renewal, refinancing or extension are not materially less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being renewed, refinanced or extended;

(c) intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $2,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f) Guarantees with respect to Indebtedness permitted under this Section 8.03 other than the Park Royal IRB Debt;

(g) Contingent obligations to financial institutions, in each case, to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(h) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business or arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten days of incurrence;

(i) Indebtedness consisting of deferred purchase price obligations (including earnout obligations), indemnification obligations, adjustment of purchase price or similar obligations and guarantee obligations, in each case in connection with Acquisitions, dispositions of property and Investments and indemnification obligations arising under Contract Obligations incurred in the ordinary course of business; provided that all Indebtedness consisting of deferred purchase price obligations (including earnout obligations) incurred in connection with a Permitted Acquisition consummated after the Closing Date shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent;

(j) Indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount at any time outstanding not to exceed the premiums owed under such policy;

(k) Indebtedness in respect of appeal, bid, performance or surety or similar bonds, workers’ compensation claims and self-insurance obligations issued for the account of the Borrower or any Subsidiary in the ordinary course of business;

(l) Indebtedness consisting of promissory notes subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent for the repurchase of Equity Interests held in the Borrower from directors, officers and employees of the Borrower or any Subsidiary, or their respective spouse, heirs, or estate planning vehicles, family trusts or comparable entities or persons, upon the death, disability or termination of employment by the Borrower or such Subsidiary of such director, officer or employee; provided that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $1,500,000 at any one time outstanding;

(m) senior unsecured Indebtedness of the Borrower outstanding on the Closing Date incurred under the Indenture and senior unsecured Indebtedness of the Borrower incurred after the Closing Date (collectively, “Senior Unsecured Indebtedness”); provided that with respect to any Senior Unsecured Indebtedness incurred after the Closing Date:

(i) if such Senior Unsecured Indebtedness refinances outstanding Senior Unsecured Indebtedness then the amount of such Indebtedness shall not be increased at the time of such refinancing except by an amount equal to customary fees and expenses incurred in connection with such refinancing;

(ii) if such Senior Unsecured Indebtedness does not refinance outstanding Senior Unsecured Indebtedness, then the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof on a Pro Forma Basis (A) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), and (B) the Consolidated Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) would be 0.25 less than the maximum Consolidated Leverage Ratio permitted under Section 8.11(a) as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b);

(iii) the maturity date of such Indebtedness shall be at least 181 days after the Maturity Date;

(iv) such Indebtedness shall not be subject to any mandatory redemption, mandatory repurchase or other mandatory prepayments of principal other than in connection with (x) a change of control (or other comparable term) and (y) sales or other dispositions of property (including casualty events) in each case to the extent such proceeds are not required to prepay the obligations arising under this Agreement or any restatement, renewal or refinancing thereof; and

(v) such Indebtedness contains each of the Senior Unsecured Indebtedness Standard Terms;

(n) Indebtedness of Park Royal constituting loans from the Lee County Industrial Development Authority in an amount not to exceed $23 million assumed in connection with the Permitted Acquisition of Park Royal (the “Park Royal IRB Debt”); and

(o) Indebtedness in an aggregate amount not to exceed $500,000 outstanding at any one time.

8.04	Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any Subsidiary, provided that the Borrower shall be the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary, provided that (i) if a Guarantor is a party thereto, then a Guarantor shall be the continuing or surviving Person and (ii) if a Guarantor is not a party thereto and a Domestic Subsidiary is a party thereto, then a Domestic Subsidiary shall be the continuing or surviving Person, (c) the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition provided that if the Borrower is a party thereto, then the Borrower shall be the continuing or surviving Person and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

8.05	Dispositions.

Make any Disposition unless (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value (as determined by the board of directors or comparable governing body in its good faith business judgment) of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.14, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed an amount equal to 7.5% of the net book value of the plant, property and equipment of the Borrower and its Subsidiaries on a consolidated basis as of the end of the immediately preceding fiscal year of the Borrower.

8.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may declare and make Restricted Payments in cash to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests of such Person;

(c) the Borrower or any Subsidiary may make scheduled payments of deferred purchase price, working capital adjustments or other similar payments pursuant to any Acquisition consummated prior to the Closing Date, any Target Acquisition or a Permitted Acquisition except to the extent such payments violate any subordination provisions applicable thereto; and

(d) the Borrower may repurchase Equity Interests held in the Borrower from directors, officers and employees of the Borrower or any Subsidiary, or their respective spouse, heirs, or estate planning vehicles, family trusts or comparable entities or persons, upon the death, disability or termination of employment by the Borrower or any Subsidiary of such director, officer or employee; provided that (i) no Event of Default shall have occurred and be continuing at the time of such payment; (ii) after giving effect to such payment on a Pro Forma Basis the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b); and (iii) the aggregate amount of payments made by the Borrower for such repurchases (including payments of principal on any promissory note issued in connection with such repurchases) shall not exceed $500,000 in any fiscal year.

8.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably complementary, related or incidental thereto.

8.08	Transactions with Affiliates and Insiders; Management Fees.

(a) Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (i) transactions among Loan Parties, (ii) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (iii) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business, (iv) payment of the Management Fee to the extent permitted by Section 8.08(b)

and payment of Management Expenses, (v) payment of the Management Services Termination Fees and execution, delivery and performance of the Termination Agreement in respect of the Management Agreement (the “Management Services Termination Agreement”), (vi) the issuance of Equity Interests to any Affiliate or to any former, current or future director, manager, officer, employee or consultant (or any Affiliates of any of the foregoing) of the Borrower or any of its Subsidiaries and (vii) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

(b) Pay any management, consulting or similar fees to any Affiliate or to any manager, director, officer or employee of the Borrower or any Subsidiary other than:

(i) salary and compensation pursuant to employment agreements entered into in the ordinary course of business or in connection with the Transaction;

(ii) Management Fees on the dates and in the amounts set forth in the Management Agreement and any accrued but unpaid Management Fees relating to any prior period, in each case provided that (A) no Event of Default shall have occurred and be continuing at the time of such payment and (B) after giving effect to such payment on a Pro Forma Basis the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b); and

(iii) the Management Services Termination Fees.

8.09	Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions on assignments contained in agreements entered into in the ordinary course of business after using commercially reasonable efforts to eliminate such prohibition on assignments, (5) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (6) restrictions and conditions contained in the documents, agreements and instruments governing Senior Unsecured Indebtedness, or (7) restrictions and conditions contained in documents, agreements and instruments governing joint venture arrangements and similar Investments, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11	Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio determined as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio corresponding to such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio

March 31, 2013	5.25:1.0
June 30, 2013	5.25:1.0
September 30, 2013	5.25:1.0
December 31, 2013	5.00:1.0
March 31, 2014	4.75:1.0
June 30, 2014	4.75:1.0
September 30, 2014	4.75:1.0
December 31, 2014	4.50:1.0
March 31, 2015	4.50:1.0
June 30, 2015	4.50:1.0
September 30, 2015	4.50:1.0
December 31, 2015 and each fiscal quarter ending thereafter	4.00:1.0

(b) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio determined as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio corresponding to such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Senior Secured Leverage Ratio

March 31, 2013	3.50:1.0
June 30, 2013	3.50:1.0
September 30, 2013	3.50:1.0
December 31, 2013	3.25:1.0
March 31, 2014	3.25:1.0
June 30, 2014	3.25:1.0
September 30, 2014	3.25:1.0
December 31, 2014 and each fiscal quarter ending thereafter	3.00:1.0

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio determined as of the end of any fiscal quarter of the Borrower, commencing with fiscal quarter ending March 31, 2013, to be less than 1.25:1.0.

8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization.

8.13	Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except (A) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries and (B) other Persons holding Equity Interests in the PHC Joint Ventures, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.14	Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15	Capital Expenditures.

Permit Consolidated Capital Expenditures for any fiscal year, commencing with the fiscal year ending December 31, 2013, to exceed an amount equal to ten percent (10.0%) of total revenues of the Borrower and its Subsidiaries on a consolidated basis for the immediately preceding fiscal year of the Borrower.

8.16	Amendment of Material Documents.

Amend, modify, waive or extend, or permit the amendment, modification, waiver or extension of any term or provision of any Target Acquisition Document in a manner materially adverse to the Borrower or any Subsidiary or to the Lenders.

8.17	Senior Unsecured Indebtedness.

(a) Amend or modify any Senior Unsecured Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the Lenders (unless, such Senior Unsecured Indebtedness, as so amended or modified, would at such time be permitted to be incurred pursuant to Section 8.03(m)).

(b) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Senior Unsecured Indebtedness, other than the purchase, payment, prepayment or redemption of Senior Unsecured Indebtedness with up to 50% of the Net Cash Proceeds of any Equity Issuance so long as such Net Cash Proceeds are used to make such purchase, payment, prepayment or redemption within 120 days of the receipt of such Net Cash Proceeds by the Borrower or any Subsidiary.

8.18	Sanctions.

Permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including any Lender, Arranger, Administrative Agent, L/C Issuer or Swing Line Lender) of any Sanctions.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.

(i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 or 7.02 and such failure continues for five days; or

(ii) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a), 7.10 or 7.11 or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; (ii) the Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders)

to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary admits in writing its general inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not deny coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of one or more Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) one or more Loan Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Satisfaction in Full, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan

Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document except, in each case, as expressly permitted or contemplated by the Loan Documents or after Satisfaction in Full; or

(k) Change of Control. There occurs any Change of Control; or

(l) Exclusion Event. There occurs an Exclusion Event which has had or could reasonably be expected to result in non-compliance with any of the financial covenants set forth in Section 8.11.

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03	Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations, subject to the provisions of Sections 2.14 and 2.15, shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations due under any Swap Contract between the Borrower or any Subsidiary and any Secured Swap Provider to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of Obligations due under any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, ratably among the Lenders (and, in the case of such Swap Contracts, Secured Swap Providers, and in the case of such Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under any Swap Contract between the Borrower or any Subsidiary and any Secured Swap Provider to the extent such Swap Contract is permitted by Section 8.03(d) and any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender shall be excluded from the application described above if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Swap Provider or Lender or Affiliate of a Lender party to the applicable Treasury Management Agreement, as the case may be. Each Secured Swap Provider or Lender or Affiliate of a Lender party to any Treasury Management Agreement not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01	Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Contract provider and potential Treasury Management Agreement provider) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower unless an Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10	Collateral and Guaranty Matters.

Each of the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Satisfaction in Full, (ii) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event, or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11	Secured Cash Management Agreements and Secured Hedge Agreements.

No Secured Swap Provider or Lender or Affiliate of a Lender party to any Treasury Management Agreement that obtains the benefit of the provisions of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Swap Contract between the Borrower or any Subsidiary and any Secured Swap Provider or any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Swap Provider or Lender or Affiliate of a Lender party to the applicable Treasury Management Agreement, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Swap Contract between the Borrower or any Subsidiary and any Secured Swap Provider or any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender in the case of a Maturity Date.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi) release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii) release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b) prior to the termination of the Revolving Commitments, unless also signed by Required Revolving Lenders, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 5.02(b), (ii) amend, change, waive, discharge or terminate any of Sections 5.02 or 9.01 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Section 8.11 (or any defined term used therein) or this Section 11.01(b)(i); or

(c) unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(d) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(e) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein,

(i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such

Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;

(iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein;

(iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and

(v) this Agreement and the other Loan Documents may be amended at any time during the period from and after the Closing Date through but excluding the date that is six months prior to the Maturity Date to add one or more tranches of term loans (each an “Incremental Term Facility”) and/or increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Increase”; each Incremental Term Facility and each Incremental Revolving Increase is an “Incremental Facility”), at the option of the Borrower by an agreement in writing entered into by the Borrower, the Guarantors, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Facility; provided that:

(A) the aggregate principal amount of all Incremental Facilities shall not exceed $50 million;

(B) no Default shall exist on the effective date of such Incremental Facility or would exist after giving effect to such Incremental Facility;

(C) the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the effective date of such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(D) each Incremental Facility shall be in a minimum principal amount of $5 million and in integral multiples of $5 million in excess thereof (or such lesser amounts as the Administrative Agent may agree);

(E) the Borrower may not incur more than three (3) Incremental Facilities during the term of this Agreement;

(F) no existing Lender shall be under any obligation to provide any Incremental Facility Commitment and any such decision whether to provide an Incremental Facility Commitment shall be in such Lender’s sole and absolute discretion;

(G) each Person providing an Incremental Facility Commitment shall qualify as an Eligible Assignee;

(H) the Borrower shall deliver to the Administrative Agent:

(x) a certificate of each Loan Party dated as of the date of such increase signed by a Responsible Officer of such Loan Party (1) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving such Incremental Facility and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (I) the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (II) no Default exists; and

(y) opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (including each Person providing an Incremental Facility Commitment), dated as of the effective date of such Incremental Facility, in form and substance reasonably satisfactory to the Administrative Agent;

(I) the Administrative Agent shall have received documentation from each Person providing an Incremental Facility Commitment evidencing its Incremental Facility Commitment and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(J) in the case of an Incremental Term Facility:

(1) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to the incurrence of such Incremental Term Facility (and the use of proceeds thereof) on a Pro Forma Basis the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b);

(2) the final maturity date for such Incremental Term Facility shall not be earlier than the Maturity Date; and

(3) the weighted average life to maturity for such Incremental Term Facility shall not be shorter than the then remaining weighted average life of the Term Loan;

(4) the interest rate margin with respect to such Incremental Term Facility shall be as agreed by the Loan Parties and the Lenders providing such Incremental Term Facility, provided that if the all-in-yield on such Incremental Term Facility exceeds the all-in-yield on the Term Loan and the Revolving Loans by more than fifty basis points (0.50%), then the Applicable Rate for the Term Loan and the Revolving Loans shall be increased as to provide an all-in-yield on the Term Loan and the Revolving Loans that is fifty basis points

(0.50%) less than the all-in-yield on such Incremental Term Facility (for purposes of this clause (M), the calculation of all-in-yield shall include any original issue discount (with such original issue discount being equated to interest based on an assumed four-year life to maturity) or upfront fees (wich shall be deemed to constitute like amounts of original issue discount) but shall exclude customary arrangement or similar fees);

(5) subject to the foregoing clauses, the interest rate margins, final maturity date and weighted average life to maturity applicable to any Incremental Term Facility shall be determined by the Borrower and the Persons providing such Incremental Term Facility thereunder.

(K) in the case of any Incremental Revolving Increase:

(1) if any Revolving Loans are outstanding on the date of such increase, (x) each Lender providing such Incremental Revolving Increase shall make Revolving Loans, the proceeds of which shall be applied by the Administrative Agent to prepay Revolving Loans of the existing Lenders, in an amount necessary such that after giving effect thereto the outstanding Revolving Loans are held ratably among all of the Lenders with a Revolving Commitment and (y) the Borrower shall pay an amount required pursuant to Section 3.05 as a result of any such prepayment of Revolving Loans of existing Lenders;

(2) such Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Aggregate Revolving Commitments.

The Incremental Facility Commitments and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. Any such amendment effected pursuant to this clause (v) shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Incremental Facility established thereby (subject to any applicable restrictions set forth in this clause (v) and to effect such other changes (including changes to the provisions of Section 2.05) as the Loan Parties and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Incremental Facility; provided, however, that no such agreement shall: (A) effect any change described in Section 11.01(a), Section 11.01(b), Section 11.01(c) and Section 11.01(d) without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any Incremental Revolving Increase or establishment of any Incremental Term Facility will not, of itself, be deemed to effect any of the changes described in Section 11.01(a) and that modifications to the definitions of “Commitments”, “Term Loan Commitments”, “Loans” and “Required Lenders” or other provisions relating to voting provisions to provide the Persons providing the applicable Incremental Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in Section 11.01(a)) or (B) amend Articles VII, VIII or IX in any manner that by its terms benefits one or more tranches, but not all tranches, of Loans or Commitments without the prior written consent of the Required Revolving Lenders to the extent the Lenders holding Revolving Commitments are not so benefited, and of Lenders holding more than

50% of the outstanding principal amount of each separate tranche of term loans then existing and not so benefited (it being agreed that no provision requiring the Borrower to prepay term loans of one or more Incremental Term Facilities with the proceeds of Dispositions, Recovery Events, Extraordinary Receipts, Debt Issuances or Equity Issuances will be deemed to violate this clause).

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

11.02	Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Loan Party).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures set forth below in this Section 11.02(b) or in any other Loan Document or otherwise approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C

Issuer or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore and (iii) any notice or other deliverable required by the Loan Documents may be transmitted as an electronic file attached to an electronic mail; provided that, in each case, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient,.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or (y) result from a claim brought by any Loan Party against such Agent Party for breach in bad faith of such Agent Party’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each Loan Party, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to each Loan Party, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04	Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary outside counsel for the Administrative Agent and of special or local counsel for the Administrative Agent to the extent such special or local counsel is reasonably necessary) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of outside counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) results from a dispute solely between Indemnitees and not (1) involving any action or inaction by the Borrower or any of its Subsidiaries or (2) relating to any action of such Indemnitee in its capacity as Administrative Agent or Lead Arranger. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from (x) the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction or (y) a claim brought by any Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any credit facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any credit facility provided hereunder and/or the Loans at the time owing to it (in each case with respect to any credit facility provided hereunder) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million in the case of any assignment in respect of the revolving credit facility provided hereunder, or $5 million in the case of any assignment in respect of the term loan facility provided hereunder, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B)

prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the last paragraph of Section 11.01 on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Loan Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable credit facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer and the Swing Line Lender (in each case, such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the revolving credit facility provided hereunder.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing

Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) solely to the extent necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to clause (v) of the final proviso of Section 11.01 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08	Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 11.08, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains (a) one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited or (b) any deposit account of the type described in clauses (b), (c) or (d) of the definition of Excluded Account, then, in each case, such Person shall waive the right of setoff set forth herein.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until Satisfaction in Full.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower or Lender accepting such assignment shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender being replaced shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Loan Parties with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17	Electronic Execution of Assignments and Certain Other Documents.

The words “execute”, “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18	Subordination of Intercompany Indebtedness.

Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations. If the Administrative Agent so requests, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the holders of the Obligations and the proceeds thereof shall be paid over to the holders of the Obligations on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.19	USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	ACADIA HEALTHCARE COMPANY, INC.,
a Delaware corporation

	By:	/s/ Brent Turner
	Name:	Brent Turner
	Title:	President

GUARANTORS:	ACADIA ABILENE, LLC, a Delaware limited liability company
ACADIA GREENLEAF LLC, a Delaware limited liability company
ACADIA HOSPITAL OF LAFAYETTE, LLC,
a Delaware limited liability company
ACADIA LOUISIANA, LLC, a Delaware limited liability company
ACADIA MANAGEMENT COMPANY, INC., a Delaware corporation
ACADIA MERGER SUB, LLC, a Delaware limited liability company
ACADIA RIVERWOODS, LLC, a Delaware limited liability company
ACADIA VILLAGE, LLC, a Delaware limited liability company
ACADIA - YFCS HOLDINGS, INC., a Delaware corporation
ASCENT ACQUISITION CORPORATION, an Arkansas corporation
ASCENT ACQUISITION CORPORATION - CYPDC, an Arkansas corporation
ASCENT ACQUISITION CORPORATION - PSC, an Arkansas corporation
BEHAVIORAL HEALTH ONLINE, INC., a Massachusetts corporation
CHILD & YOUTH PEDIATRIC DAY CLINICS, INC, an Arkansas corporation
CHILDRENS MEDICAL TRANSPORTATION SERVICES, LLC,
an Arkansas limited liability company
DETROIT BEHAVIORAL INSTITUTE, INC., a Massachusetts corporation
HABILITATION CENTER, INC., an Arkansas corporation
HERMITAGE BEHAVIORAL, LLC, a Delaware limited liability company
KIDS BEHAVIORAL HEALTH OF MONTANA, INC., a Montana corporation
LAKELAND HOSPITAL ACQUISITION CORPORATION,
a Georgia corporation
LAKEVIEW BEHAVIORAL HEALTH SYSTEM LLC,
a Delaware limited liability company
MEMORIAL HOSPITAL ACQUISITION CORPORATION,
a New Mexico corporation
MILLCREEK MANAGEMENT CORPORATION, a Georgia corporation
MILLCREEK SCHOOLS INC., a Mississippi corporation
MILLCREEK SCHOOL OF ARKANSAS, INC., an Arkansas corporation
MED PROPERTIES, INC., an Arkansas corporation
MEDUCARE TRANSPORT, L.L.C., an Arkansas limited liability company
NORTHEAST BEHAVIORAL HEALTH, LLC,
a Delaware limited liability company

	By:	/s/ Brent Turner
	Name:	Brent Turner
	Title:	Vice President and Assistant Secretary

[SIGNATURE PAGES CONTINUE]

OPTIONS COMMUNITY BASED SERVICES, INC., an Indiana corporation
OPTIONS TREATMENT CENTER ACQUISITION CORPORATION, an Indiana corporation
PEDIATRIC SPECIALTY CARE, INC., an Arkansas corporation
PEDIATRIC SPECIALTY CARE PROPERTIES, LLC, an Arkansas limited liability company
PHC MEADOWWOOD, INC., a Delaware corporation
PHC OF MICHIGAN, INC., a Massachusetts corporation
PHC OF NEVADA, INC., a Massachusetts corporation
PHC OF UTAH, INC., a Massachusetts corporation
PHC OF VIRGINIA, INC., a Massachusetts corporation
PSYCHIATRIC RESOURCE PARTNERS, INC., a Delaware limited liability company
REBOUND BEHAVIORAL HEALTH, LLC, a South Carolina limited liability company
REHABILITATION CENTERS, INC., a Mississippi corporation
RENAISSANCE RECOVERY, INC., a Massachusetts corporation
RED RIVER HOSPITAL, LLC, a Delaware limited liability company
RESOLUTE ACQUISITION CORPORATION, an Indiana corporation
RESOURCE COMMUNITY BASED SERVICES, INC., an Indiana corporation
ROLLING HILLS HOSPITAL, INC., an Oklahoma corporation
ROLLING HILLS PROPERTIES, INC., an Oklahoma corporation
RTC RESOURCE ACQUISITION CORPORATION, an Indiana corporation
SEVEN HILLS HOSPITAL, INC., a Delaware corporation
SONORA BEHAVIORAL HEALTH HOSPITAL, LLC, a Delaware limited liability company
SOUTHWESTERN CHILDREN’S HEALTH SERVICES, INC., an Arizona corporation
SOUTHWOOD PSYCHIATRIC HOSPITAL, INC., a Pennsylvania corporation
SUCCESS ACQUISITION CORPORATION, an Indiana corporation
SUNCOAST BEHAVIORAL, LLC, a Delaware limited liability company
SW BEHAVIORAL, LLC, a Delaware limited liability company
TK BEHAVIORAL, LLC, a Delaware limited liability company
WELLPLACE, INC., a Massachusetts corporation
YFCS HOLDINGS-GEORGIA, INC., a Georgia corporation
YFCS MANAGEMENT, INC., a Georgia corporation
YOUTH & FAMILY CENTERED SERVICES, INC., a Georgia corporation
YOUTH AND FAMILY CENTERED SERVICES OF FLORIDA, INC., a Florida corporation
YOUTH AND FAMILY CENTERED SERVICES OF NEW MEXICO, INC., a New Mexico corporation

By:	/s/ Brent Turner
Name:	Brent Turner
Title:	Vice President and Assistant Secretary

[SIGNATURE PAGES CONTINUE]

ACADIA VISTA, LLC, a Delaware limited liability company
AMICARE BEHAVIORAL CENTERS, LLC, a Delaware limited liability company
AMICARE CONTRACT SERVICES, LLC, a Delaware limited liability company
AMICARE OF ARKANSAS, LLC, a Delaware limited liability company
BCA OF DETROIT, LLC, a Delaware limited liability company
BCA REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company
BEHAVIORAL CENTERS OF AMERICA, LLC, a Delaware limited liability company
CEDAR CREST CLINIC, a Texas corporation
COMMODORE ACQUISITION SUB, LLC, a Delaware limited liability company
CHILDREN’S BEHAVIORAL SOLUTIONS, LLC, a Tennessee limited liability company
FORT SMITH HEALTHCARE REAL ESTATE, L.C., a Texas limited liability company
FSRE, LLC, an Arkansas limited liability company
FVRE, LLC, an Arkansas limited liability company
GENERATIONS BEHAVIORAL HEALTH GENEVA, LLC, an Ohio limited liability company
HEALTHCARE MANAGEMENT AND INVESTMENT OF OHIO, LLC, an Ohio limited liability company
HEP BCA HOLDINGS CORP., a Delaware corporation
HMIH CEDAR CREST LLC, a Delaware limited liability company
LINDEN BCA BLOCKER CORP., a Delaware corporation
OHIO HOSPITAL FOR PSYCHIATRY, LLC, an Ohio limited liability company
PINEWOOD HEALTHCARE REALTY, L.P., a Texas limited partnership
PINEWOOD SERVICES, INC., a Texas corporation
PRC I, INC., a Delaware corporation
SBOF-BCA HOLDINGS CORPORATION, a Delaware corporation
SHAKER CLINIC, LLC, an Ohio limited liability company
STONECREST CLINC, a Michigan corporation
TBA TEXARKANA, L.L.C., a Texas limited liability company
TEN LAKES CENTER, LLC, a Delaware limited liability company
TEXARKANA BEHAVIORAL ASSOCIATES, L.C., a Texas limited liability company
VISTA HEALTH FORT SMITH, LLC, a Delaware limited liability company

By:	/s/ Brent Turner
Name:	Brent Turner
Title:	Vice President and Assistant Secretary

[SIGNATURE PAGES CONTINUE]

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Angela Larkin
	Name:	Angela Larkin
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Suzanne B. Smith
	Name:	Suzanne B. Smith
	Title:	Senior Vice President

FIFTH THIRD BANK

	By:	/s/ William D. Priester
	Name:	William D. Priester
	Title:	Senior Vice President

CITIBANK, N.A.

	By:	/s/ Islam Zafar Khan
	Name:	Islam Zafar Khan
	Title:	Vice President

ROYAL BANK OF CANADA

	By:	/s/ Sharon M. Liss
	Name:	Sharon M. Liss
	Title:	Authorized Signatory

JEFFERIES FINANCE LLC

	By:	/s/ E. Joseph Hess
	Name:	E. Joseph Hess
	Title:	Managing Director

REGIONS BANK

	By:	/s/ Gregory M. Ratliff
	Name:	Gregory M. Ratliff
	Title:	Senior Vice President

RAYMOND JAMES BANK, N.A.

	By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

[SIGNATURE PAGES CONTINUE]

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ John Dale
Name:	John Dale
Title:	Duly Authorized Signatory

GE CAPITAL BANK
(f/k/a GE CAPITAL FINANCIAL INC.)

By:	/s/ Jeffrey Thomas
Name:	Jeffrey Thomas
Title:	Duly Authorized Signatory

CADENCE BANK, N.A.

By:	/s/ William H. Crawford
Name:	William H. Crawford
Title:	Executive Vice President

CAPITAL ONE, N.A.

By:	/s/ Daniel Berger
Name:	Daniel Berger
Title:	Senior Director

BANK OF MONTREAL

By:	/s/ Phillip Ho
Name:	Phillip Ho
Title:	Director

PINNACLE BANK

By:	/s/ Allison H. Jones
Name:	Allison H. Jones
Title:	Senior Vice President

FIRST TENNESSEE BANK

By:	/s/ Cathy Wind
Name:	Cathy Wind
Title:	Senior Vice President

CAPSTAR BANK

By:	/s/ Timothy B. Fouts
Name:	Timothy B. Fouts
Title:	Senior Vice President

JEFFERIES GROUP INC.

By:	/s/ John Stacconi
Name:	John Stacconi
Title:	Global Treasurer

JFIN CLO 2007 LTD

BY:	JEFFERIES FINANCE LLC
As Collateral Manager

By:	/s/ E. Joseph Hess
Name:	E. Joseph Hess
Title:	Managing Director

Exhibit 2.02

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 among Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby requests (select one):

☐	A Borrowing of [a Revolving Loan][the Term Loan]

☐	A conversion or continuation of [a Revolving Loan][the Term Loan]

1.	On , [which shall be a Business Day]

2.	In the amount of $

3.	Comprised of [Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

With respect to any Borrowing requested herein, the Borrower hereby represents and warrants that (i) such request complies with the requirements of Section 2.01 of the Credit Agreement, (ii) each of the conditions set forth in Section 5.02(a) and (b) of the Credit Agreement have been satisfied on and as of the date of such Borrowing and (iii) such Borrowing constitutes “Permitted Debt” that is subject to a “Permitted Lien” (in each case, as defined in the Senior Unsecured Indebtedness documentation) under the Senior Unsecured Indebtedness.

[Use one of the following paragraphs]

After giving effect to the Borrowing requested herein, the Total Revolving Outstandings do not exceed $[        ].

[or]

Attached hereto as Schedule 1 are calculations evidencing that the Borrowing requested herein constitutes “Permitted Debt” that is subject to a “Permitted Lien” under the Senior Unsecured Indebtedness.

ACADIA HEALTHCARE COMPANY, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.04

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 among Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby requests a Swing Line Loan:

1.	On , [which shall be a Business Day]

2.	In the amount of $

With respect to such Borrowing of Swing Line Loans, the Borrower hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement , (ii) each of the conditions set forth in Section 5.02(a) and (b) of the Credit Agreement have been satisfied on and as of the date of such Borrowing of Swing Line Loans and (iii) such Borrowing of Swing Line Loans constitutes “Permitted Debt” that is subject to a “Permitted Lien” (in each case, as defined in the Senior Unsecured Indebtedness documentation) under the Senior Unsecured Indebtedness.

[Use one of the following paragraphs]

After giving effect to the Borrowing requested herein, the Total Revolving Outstandings do not exceed $[        ].

[or]

Attached hereto as Schedule 1 are calculations evidencing that the Borrowing requested herein constitutes “Permitted Debt” that is subject to a “Permitted Lien” under the Senior Unsecured Indebtedness.

ACADIA HEALTHCARE COMPANY, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.11(a)

FORM OF NOTE

            ,

FOR VALUE RECEIVED, Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to                      or registered assigns permitted by the Credit Agreement (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 among the Borrower, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

ACADIA HEALTHCARE COMPANY, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 3.01-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 among Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:             , 20[    ]

EXHIBIT 3.01-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 among Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:             , 20[    ]

EXHIBIT 3.01-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 among Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:             , 20[    ]

EXHIBIT 3.01-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 among Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:             , 20[    ]

Exhibit 7.02

FORM OF COMPLIANCE CERTIFICATE

For the fiscal quarter ended             , 20    .

Reference is made to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 among Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I,                     ,                      of the Borrower, hereby certify to the Administrative Agent and the Lenders as follows:

[Use following paragraph 1 for audited fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.] [The consolidating financial statements included in Schedule 1 are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.]

2. The financial covenant analyses and information relating to the financial covenants set forth in Section 8.11 of the Credit Agreement, as set forth on Schedule 2 hereto, are true and accurate on and as of the date of this Certificate.]

This      day of             , 20    .

ACADIA HEALTHCARE COMPANY, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 7.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of             ,         , is by and between             , a              (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of December 31, 2012 by and among Acadia Healthcare Company, Inc., a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”. Accordingly, the New Subsidiary hereby agrees with the Administrative Agent as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Administrative Agent, each Lender and each other holder of the Obligations, as provided in Article IV of the Credit Agreement, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and an “Obligor” for all purposes of the Security Agreement,, and shall have all the obligations of an Obligor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement), the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the New Subsidiary.

3. The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(i) Set forth on Schedule 1 is a list of all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(ii) Set forth on Schedule 2 is the chief executive office, U.S. tax payer identification number and organizational identification number of the New Subsidiary as of the date hereof.

(iii) The exact legal name and state of organization of the New Subsidiary is as set forth on the signature pages hereto.

(iv) Except as set forth on Schedule 3, the New Subsidiary has not during the five years preceding the date hereof (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

(v) Set forth on Schedule 4 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary as of the date hereof.

(vi) As of the Closing Date, the New Subsidiary has no Commercial Tort Claims seeking damages in excess of $100,000 other than as set forth on Schedule 5.

3. The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for the Borrower on Schedule 11.02 to the Credit Agreement.

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement.

5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

2

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit 11.06-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Acadia Healthcare Company, Inc., a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A.

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of December 31, 2012 among Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]

	$	$		%

	$	$		%

	$	$		%

[7.	Trade Date:	][4]

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche B Term Loan Commitment,” etc.)

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][5] Accepted:

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title:

[Consented to:][6]

[BANK OF AMERICA, N.A., as L/C Issuer][and Swing Line Lender]

By:
Name:
Title:

[ACADIA HEALTHCARE COMPANY, INC., a Delaware corporation]

By:
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 11.06-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:

                                                                                  FAX #

I. Borrower Name:

                                     $                                     Type of Credit Facility

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement YES NO
•	Coming in via Assignment YES NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

Does Secondary Operations Contact need copy of notices?           YES           NO

1

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

2

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	— — — — — — — — — — — — — — — — — —

Tax Withholding Form Delivered to Bank of America*:

                     W-9

                     W-8BEN

                     W-8ECI

                     W-8EXP

                     W-8IMY

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

3

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

X. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A.
ABA # 026009593
New York, NY
Acct. #
Attn: Corporate Credit Services
Ref: Name of Facility

3/1/07 Revision

4

Schedule 2.01

Commitments and Applicable Percentages

Lender	Revolving Commitment	Term Loan Applicable Percentage	Term Loan Commitment	Term Loan Applicable Percentage	Total Allocation
Bank of America, N.A.	$17,500,000.00	17.500000000%	$52,500,000.00	17.500000000%	$70,000,000.00
Fifth Third Bank	$16,250,000.00	16.250000000%	$48,750,000.00	16.250000000%	$65,000,000.00
Citibank, N.A.	$9,625,000.00	9.625000000%	$28,875,000.00	9.625000000%	$38,500,000.00
Royal Bank of Canada	$7,687,500.00	7.687500000%	$23,062,500.00	7.687500000%	$30,750,000.00
Regions Bank	$7,125,000.00	7.125000000%	$21,375,000.00	7.125000000%	$28,500,000.00
Raymond James Bank, N.A.	$6,750,000.00	6.750000000%	$20,250,000.00	6.750000000%	$27,000,000.00
Cadence Bank, N.A.	$4,500,000.00	4.500000000%	$13,500,000.00	4.500000000%	$18,000,000.00
Capital One, N.A.	$4,500,000.00	4.500000000%	$13,500,000.00	4.500000000%	$18,000,000.00
Bank of Montreal	$3,812,500.00	3.812500000%	$11,437,500.00	3.812500000%	$15,250,000.00
Jefferies Finance LLC	$0.00	0.000000000%	$14,975,579.38	4.991859793%	$14,975,579.38
GE Capital Corporation	$3,462,500.00	3.462500000%	$10,387,500.00	3.462500000%	$13,850,000.00
GE Capital Bank	$3,350,000.00	3.350000000%	$10,050,000.00	3.350000000%	$13,400,000.00
First Tennessee Bank	$2,875,000.00	2.875000000%	$8,625,000.00	2.875000000%	$11,500,000.00
Pinnacle Bank	$2,875,000.00	2.875000000%	$8,625,000.00	2.875000000%	$11,500,000.00
Jefferies Group Inc.	$7,687,500.00	7.687500000%	$3,217,693.00	1.072564333%	$10,905,193.00
CapStar Bank	$2,000,000.00	2.000000000%	$6,000,000.00	2.000000000%	$8,000,000.00
JFIN CLO 2007 LTD	$0.00	0.000000000%	$4,869,227.62	1.623075873%	$4,869,227.62

Total:	100,000,000.00	100.000000000%	$300,000,000.00	100.000000000%	$400,000,000.00

Schedule 2.01

Existing Letters of Credit

Letter of Credit Number	Beneficiary	Amount	Issue Date	Expiration Date
T00000068061923	Hartford Fire Insurance	$390,0000.00	September 30, 2011	September 30, 2013

Schedule 6.13

Subsidiaries

Loan Party	Jurisdiction of Formation	Number of Shares Outstanding	Number and Percentage Outstanding Shares owned by Parent or Subsidiary
Acadia Abilene, LLC	DE	N/A	100% owned by Borrower

Acadia Greenleaf, LLC	DE	N/A	100% owned by Borrower

Acadia Hospital of Lafayette, LLC	DE	N/A	100% owned by Borrower

Acadia Louisiana, LLC	DE	N/A	100% owned by Borrower

Acadia Management Company, Inc.	DE	1,000	100% owned by Borrower

Acadia Merger Sub, LLC	DE	N/A	100% owned by Borrower

Acadia Riverwoods, LLC	DE	N/A	100% owned by Borrower

Acadia Village, LLC	DE	N/A	100% owned by Borrower

Acadia Vista, LLC	DE	N/A	100% owned by Borrower

Acadia - YFCS Holdings, Inc.	DE	100	100% owned by Borrower

AmiCare Behavioral Centers, LLC	DE	N/A	100% owned by Acadia Vista, LLC

AmiCare Contract Services, LLC	DE	N/A	100% owned by AmiCare Behavioral Centers, LLC

AmiCare of Arkansas, LLC	DE	N/A	100% owned by AmiCare Behavioral Centers, LLC

Ascent Acquisition Corporation	AR	100	100% owned by Youth And Family Centered Services, Inc.

Ascent Acquisition Corporation - CYPDC	AR	100	100% owned by Ascent Acquisition Corporation

Ascent Acquisition Corporation - PSC	AR	100	100% owned by Ascent Acquisition Corporation

BCA of Detroit, LLC	DE	N/A	100% owned by Behavioral Centers of America, LLC

BCA Real Estate Holdings, LLC	DE	N/A	100% owned by Behavioral Centers of America, LLC

Behavioral Centers of America, LLC	DE	N/A	63.9% owned by Commodore Acquisition Sub, LLC 6.7% owned by Linden BCA Blocker Corp. 13.2% owned by SBOF-BCA Holdings Corporation 16.2% owned by HEP BCA Holdings Corp.

Behavioral Health Online, Inc.	MA	5,880,000	100% owned by Acadia Merger Sub, LLC

Cedar Crest Clinic	TX	1	100% owned by HMIH Cedar Crest, LLC

Child & Youth Pediatric Day Clinics, Inc	AR	400	100% owned by Ascent Acquisition Corporation

Children’s Behavioral Solutions, LLC	DE	N/A	100% owned by Borrower

Childrens Medical Transportation Services, LLC	AR	N/A	100% owned by Ascent Acquisition Corporation

Commodore Acquisition Sub, LLC	DE	N/A	100% owned by Borrower

Detroit Behavioral Institute, Inc.	MA	1,000	100% owned by Acadia Merger Sub, LLC

Fort Smith Healthcare Real Estate, L.C.	TX	N/A	100% owned by FSRE, LLC

FSRE, LLC	AR	N/A	100% owned by AmiCare Behavioral Centers, LLC

FVRE, LLC	AR	N/A	100% owned by AmiCare Behavioral Centers, LLC

Generations Behavioral Health - Geneva, LLC	OH	N/A	100% owned by Behavioral Centers of America, LLC

Habilitation Center, Inc.	AR	100	100% owned by Rehabilitation Centers, Inc.

Healthcare Management and Investment of Ohio, LLC	OH	N/A	100% owned by Behavioral Centers of America, LLC

HEP BCA Holdings Corp.	DE	68,208.1903	100% owned by Commodore Acquisition Sub, LLC

Hermitage Behavioral, LLC	DE	N/A	100% owned by Borrower

HMIH Cedar Crest, LLC	DE	N/A	100% owned by Behavioral Centers of America, LLC

Kids Behavioral Health of Montana, Inc.	MT	1,000	100% owned by Borrower

Lakeland Hospital Acquisition Corporation	GA	1,000	100% owned by Youth And Family Centered Services, Inc.

Lakeview Behavioral Health System LLC	GA	N/A	100% owned by Borrower

Linden BCA Blocker Corp.	DE	1,000	100% owned by Commodore Acquisition Sub, LLC

Med Properties, Inc.	AR	10,000	100% owned by Ascent Acquisition Corporation

Meducare Transport, L.L.C.	AR	N/A	100% owned by Ascent Acquisition Corporation

Memorial Hospital Acquisition Corporation	NM	1,000	100% owned by Youth And Family Centered Services, Inc.

Millcreek Management Corporation	GA	2,900	100% owned by Youth And Family Centered Services, Inc.

Millcreek School of Arkansas, Inc.	AR	100	100% owned by Rehabilitation Centers, Inc.

Millcreek Schools, Inc.	MS	1,000	100% owned by Rehabilitation Centers, Inc.

Northeast Behavioral Health, LLC	DE	N/A	100% owned by Borrower

Ohio Hospital for Psychiatry, LLC	OH	N/A	100% owned by Healthcare Management and Investment of Ohio, LLC

Options Community Based Services, Inc.	IN	100	100% owned by Youth And Family Centered Services, Inc.

Options Treatment Center Acquisition Corporation	IN	100	100% owned by Youth And Family Centered Services, Inc.

Pediatric Specialty Care Properties, LLC	AR	N/A	100% owned by Ascent Acquisition Corporation

Pediatric Specialty Care, Inc.	AR	10,000	100% owned by Ascent Acquisition Corporation

PHC MeadowWood, Inc.	DE	200,000	100% owned by Acadia Merger Sub, LLC

PHC of Michigan, Inc.	MA	1,000	100% owned by Acadia Merger Sub, LLC

PHC of Nevada, Inc.	MA	100	100% owned by Acadia Merger Sub, LLC

PHC of Utah, Inc.	MA	2,000	100% owned by Acadia Merger Sub, LLC

PHC of Virginia, Inc.	MA	100	100% owned by Acadia Merger Sub, LLC

Pinewood Healthcare Realty, L.P.	TX	N/A	99.8% owned by AmiCare Contract Services, LLC (limited partner) 0.2% owned by Pinewood Services, Inc. (general partner)

Pinewood Services, Inc.	TX	1,000	100% owned by FVRE, LLC

PRC I, Inc.	DE	100	100% owned by Acadia Merger Sub, LLC

Psychiatric Resource Partners, Inc.	DE	1,000	100% owned by Borrower

Rebound Behavioral Health, LLC	SC	N/A	100% owned by Borrower

Red River Hospital, LLC	DE	N/A	100% owned by Hermitage Behavioral, LLC

Rehabilitation Centers, Inc.	MS	10	100% owned by Youth And Family Centered Services, Inc.

Renaissance Recovery, Inc.	MA	100	100% owned by Detroit Behavioral Institute, Inc.

Resolute Acquisition Corporation	IN	100	100% owned by Youth And Family Centered Services, Inc.

Resource Community Based Services, Inc.	IN	100	100% owned by Youth And Family Centered Services, Inc.

Rolling Hills Hospital, Inc.	OK	N/A	100% owned by Hermitage Behavioral, LLC

Rolling Hills Properties, Inc.	OK	N/A	100% owned by Hermitage Behavioral, LLC

RTC Resource Acquisition Corporation	IN	100	100% owned by Youth And Family Centered Services, Inc.

SBOF-BCA Holdings Corporation	DE	100	100% owned by Commodore Acquisition Sub, LLC

Seven Hills Hospital, Inc.	DE	100	100% owned by Acadia Merger Sub, LLC

Shaker Clinic, LLC	OH	N/A	100% owned by Healthcare Management and Investment of Ohio, LLC

Sonora Behavioral Health Hospital, LLC	DE	N/A	100% owned by Hermitage Behavioral, LLC

Southwestern Children’s Health Services, Inc.	AZ	100	100% owned by YFCS Management, Inc.

Southwood Psychiatric Hospital, Inc.	PA	100	100% owned by Youth And Family Centered Services, Inc.

Stone Crest Clinic	MI	N/A	100% owned by BCA of Detroit, LLC

Success Acquisition Corporation	IN	100	100% owned by Youth And Family Centered Services, Inc.

Suncoast Behavioral, LLC	DE	N/A	100% owned by Borrower

SW Behavioral, LLC	DE	N/A	100% owned by Borrower

TBA Texarkana, L.L.C.	TX	N/A	100% owned by AmiCare Behavioral Centers, LLC

Ten Lakes Center, LLC	OH	N/A	100% owned by Behavioral Centers of America, LLC

Texarkana Behavioral Associates, L.C.	TX	N/A	100% owned by AmiCare Behavioral Centers, LLC

TK Behavioral, LLC	DE	N/A	100% owned by Borrower

Vista Health Fort Smith, LLC	DE	N/A	100% owned by AmiCare Behavioral Centers, LLC

Wellplace, Inc.	MA	1,000	100% owned by Acadia Merger Sub, LLC

YFCS Holdings - Georgia, Inc.	GA	1,000	100% owned by Youth And Family Centered Services, Inc.

YFCS Management, Inc.	GA	1,000	100% owned by Youth And Family Centered Services, Inc.

Youth And Family Centered Services, Inc.	GA	83,609,009	100% owned by Acadia - YFCS Holdings, Inc.

Youth And Family Centered Services Of Florida, Inc.	FL	1,000	100% owned by YFCS Holdings - Georgia, Inc.

Youth And Family Centered Services of New Mexico, Inc.	NM	1,000	100% owned by YFCS Holdings - Georgia, Inc.

Schedule 6.17

IP Rights

Acadia Healthcare Company, Inc.

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
ACADIA	USA	85449828	4157741 Registered: 06-12-2012	Registered	psychiatric services	44

	USA	85449838	4157743 Registered: 06-12-2012	Registered	psychiatric services	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Acadia Merger Sub, LLC

Registered U.S Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
PIONEER BEHAVIORAL HEALTH	USA	75518355	2346519 Registered: 02-02-2000	Registered	drug and alcohol rehabilitation services	42

WELLPLACE	USA	76093364	2576696 Registered: 06-04-2002 Renewed: 03-05-2012	Registered	web site providing behavioral health care information; behavioral health care services	42

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Acadia Louisiana, LLC

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Registration Type	Status	Goods/Services	Class
ACADIANA ADDICTION CENTER	Louisiana		605606 Registered: 03-11-2009	State	Registered	addiction rehabilitation center	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Acadia Riverwoods, LLC

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Registration Type	Status	Goods/Services	Class
RIVERWOODS	Georgia	—	S24485 Registered: 03-03-2009	State	Registered	psychiatric and mental health services	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Behavioral Centers of America, LLC

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
BEHAVIORAL CENTERS OF AMERICA GENERATIONS	USA	85179146	4183916 Registered: 07-31-2012	Registered	geriatric psychiatric services	44

CART	USA	85225166	4050836 Registered: 11-01-2011	Registered	mental health services	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Child & Youth Pediatric Day Clinics, Inc

Registered U.S. Trademarks/Service Marks

CHILD AND YOUTH PEDIATRIC DAY CLINICS, INC. (and design)	Arkansas	800185024 Registered: 09-13-2010	Registered	medical, beauty and agricultural	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Options Treatment Center Acquisition Corporation

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Registration Type	Status	Goods/Services	Class
OPTIONS	Indiana		20090178 Registered: 03-18-2009	State	Registered	mental health services for children and adolescents with developmental disabilities and emotional and behavioral impairment	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Pediatric Specialty Care, Inc. (1 of 3)

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
ASCENT	USA	78638756	3231173 Registered: 04-17-2007	Registered	pediatric medical services, and therapeutic services, namely speech, hearing, language, and occupational and developmental therapy; pediatric medical clinic and day care services for sick children and children with special needs, psychological counseling, nutrition counseling, speech and language therapy, early childhood developmental assessment to detect developmental delays, special needs or disabilities; pediatric and youth day medical and occupational therapy treatment clinics	44

ASCENT SUCCESS IS WITHIN REACH (and design)	USA	78638801	3231174 Registered: 04-17-2007	Registered	pediatric medical services, and therapeutic services, namely speech, hearing, language, and occupational and developmental therapy; pediatric medical clinic and day care services that include medical therapy for sick children and children with special needs, psychological counseling, nutrition counseling, speech and language therapy, early childhood developmental assessment to detect developmental delays, special needs or disabilities; pediatric and youth day medical and occupational therapy treatment clinics	44

Schedule 6.17

IP Rights

Pediatric Specialty Care, Inc. (2 of 3)

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
PEDIATRIC SPECIALTY CARE, INC. (and design)	Arkansas		800185018 Registered: 09-13-2010	Registered	medical, beauty and agricultural	44

PEDIATRIC SPECIALTY CARE (and design)	Arkansas		1330 Registered: 06-21-1999	Registered	developmental evaluation & treatment of preschools	44

Registered U.S. Copyrights

Title	Registration Date	Registration No.
Guidelines for provision of occupational, physical and speech therapy	09-17-2001	TXu 001020893

Notice of grant of security interest in copyrights - granted to Bank of America, NA by Pediatric Specialty Care, Inc. (TXu 1-020-893)	Recorded 04-26-2011	V3602 D678 P1-4

Schedule 6.17

IP Rights

Pediatric Specialty Care, Inc. (3 of 3)

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Rehabilitation Centers, Inc.

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
MILLCREEK	USA	77807456	3852349 Registered: 09-28-2010	Registered	behavioral health services	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Resolute Acquisition Corporation

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Registration Type	Status	Goods/Services	Class
RESOLUTE	Indiana		20090177 Registered: 03-18-2009	State	Registered	mental health services for children and adolescents with developmental disabilities and emotional and behavioral impairments	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Rolling Hills Hospital, Inc.

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
ROLLING HILLS HOSPITAL	USA	77624647	3944840 Registered: 04-12-2011	Registered	mental health services, namely, psychiatry services and psychology services; mental health services in the nature of mental health treatment of substance abuse disorders, including such disorders found in geriatric patients and intellectually disabled patients	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

RTC Resource Acquisition Corporation

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Registration Type	Status	Goods/Services	Class
RESOURCE RESIDENTIAL TREATMENT FACILITY	Indiana		20090329 Registered: 05-18-2009	State	Registered	Mental health services for children and adolescents with developmental disabilities and emotional and behavioral impairments	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Success Acquisition Corporation

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Registration Type	Status	Goods/Services	Class
SUCCESS	Indiana		2009-0176 Registered: 03-18-2009	State	Registered	mental health services for children and adolescent with developmental disabilities and/or emotional and behavioral impairments	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Sonora Behavioral Health Hospital, LLC

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
SONORA BEHAVIORAL HEALTH HOSPITAL	USA	77624790	3795186 Registered: 05-25-2010	Registered	mental health services, namely, psychiatry services and psychology services	44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

TK Behavioral, LLC

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
TIMBERLINE KNOLLS	USA	77020983	3273796 Registered: 08-07-2007	Registered

educational services, namely, providing courses of instruction at the primary, secondary and college level and distribution of course material in connection therewith (Class 41)

mental health services; provision of residential mental health and behavioral counseling and treatment facilities; counseling and rehabilitation services in the field of drug, alcohol and substance abuse; psychological counseling; nutrition counseling (Class 44)

						41 & 44

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Schedule 6.17

IP Rights

Youth and Family Centered Services, Inc.

Registered U.S. Trademarks/Service Marks

Mark	Jurisdiction	Application No.	Registration Number/ Registration Date	Status	Goods/Services	Class
YFCS YOUTH AND FAMILY CENTERED SERVICES (and design)	USA	75399886	2269814 Registered: 08-10-1999	Registered	educational services, namely, conducting classes relating to treatment of chemical dependency and behavioral health of children and adolescents and hospital and rehabilitation services in connection with treatment of chemical dependency and behavioral health of children and adolescents	41 & 42

Registered U.S. Copyrights

None.

U.S. Patents

None.

Exclusive Licenses of IP Rights

None.

Proprietary Material with Notice of Copyright (non-registered)

Title	Authors	Date of Copyright Notice
“Master Treatment Plan Formulation and Implementation Manual: YFCS Model of Care of Psychiatric RTC Services	Richard T. Rowlison, Ph.D., YFCS Chief Clinical Officer Raphael A. Luccasen, MSW, Former YFCS Chief Clinical Officer	2008

Schedule 6.20-1

Locations of Real Property

(a) Owned Real Property

Loan Party	dba	Address of Owned Real Property
Acadia Abilene, LLC	Acadia Abilene	4225 Woods Place Abilene, TX 79602

Acadia Abilene, LLC	Acadia Abilene	4223 Woods Place Abilene, TX 79602

Acadia Abilene, LLC	Acadia Abilene	4210 Spindletop Dr. Abilene, TX 79602

Acadia Abilene, LLC	Acadia Abilene	1115 Industrial Blvd, Abilene TX 79602

Kids Behavioral of Montana, Inc.	Acadia Montana	55 Basin Creek Butte, MT 59701

Pediatric Specialty Care Properties, LLC	Ascent Children’s Health Services	Benton Day Treatment, 3214 Winchester Drive, Benton, AR 72015.

Pediatric Specialty Care Properties, LLC	Ascent Children’s Health Services	Arkadelphia Day Treatment, 2410 Pine Street, Arkadelphia, AR 71923.

Pediatric Specialty Care Properties, LLC	Ascent Children’s Health Services	Blytheville Day Treatment, 1510 Byrum, Blytheville, AR 72315.[1]

Pediatric Specialty Care Properties, LLC	Ascent Children’s Health Services	Lot two (2) of Arbor Commercial Park Subdivision, Harrison, AR.[2]

Med Properties, Inc.	Ascent Children’s Health Services	North Little Rock Day Treatment, 4107 Richards Road, North Little Rock, AR 72117.

Med Properties, Inc.	Ascent Children’s Health Services	West Memphis Day Treatment, 413 West Tyler Cove, West Memphis, AR 72301.

Ascent Acquisition Corporation	Ascent Children’s Health Services	Paragould Day Treatment, 1910 Rector Road, Paragould, AR 72450.[3]

Ascent Acquisition Corporation	Ascent Children’s Health Services	Trumann Day Treatment, 1005 Balcom Lane, Trumann, AR 72472.[4]

Ascent Acquisition Corporation	Ascent Children’s Health Services	Mountain Home Day Treatment (land and clinic), 18 County Road 458, Mountain Home, AR 72653.[5]

Ascent Acquisition Corporation	Ascent Children’s Health Services	CYPDC Out Patient, 800 S. Church Street, Suite 201, Jonesboro, AR 72401.[6]

Ascent Acquisition Corporation	Ascent Children’s Health Services	Lots 4 & 5 Gladiolus Dr, Jonesboro, AR 72401.[7]

Acadia Riverwoods, LLC	Blue Ridge Recovery Center	1380 Howell Bridge Road Ball Ground, GA 30107

Lakeview Behavioral Health System, LLC	Lakeview Behavioral Health System	1 Technology Parkway South Norcross, GA 30092

Rebound Behavioral Health, LLC	Rebound Behavioral Health	134 E. Rebound Road Lancaster, SC 29720

[1]	Property will be an Excluded Property under the Credit Agreement.
[2]	Property will be an Excluded Property under the Credit Agreement.
[3]	Property will be an Excluded Property under the Credit Agreement.
[4]	Property will be an Excluded Property under the Credit Agreement.
[5]	Property will be an Excluded Property under the Credit Agreement.
[6]	Property will be an Excluded Property under the Credit Agreement.
[7]	Property will be an Excluded Property under the Credit Agreement.

Schedule 6.20-1

Locations of Real Property

(a) Owned Real Property

Loan Party	dba	Address of Owned Real Property
Detroit Behavioral Institute, Inc.	Capstone Academy	3500 John R Street Detroit, MI 48201

Youth and Family Centered Services of New Mexico, Inc.	Desert Hills of New Mexico	5310 Sequoia NW, Albuquerque, NM 87120

Youth and Family Centered Services of New Mexico, Inc.	Desert Hills of New Mexico	5200 Sequoia NW, Albuquerque, NM

PHC of Michigan, Inc.	Harbor Oaks Hospital	35031 23 Mile Road New Baltimore, MI

PHC of Utah, Inc.	Highland Ridge Hospital	7309 South 180 West, Midvale, UT

Lakeland Hospital Acquisition Corporation	Lakeland Behavioral Health System	Land at 440 South Market Avenue, Springfield, MO 65806.

Lakeland Hospital Acquisition Corporation	Lakeland Behavioral Health System	Hospital at 440 South Market Avenue, Springfield, MO 65806.

Lakeland Hospital Acquisition Corporation	Lakeland Behavioral Health System	RTC Unit 2323 W. Grand Springfield, MO

PHC Meadowwood, Inc.	MeadowWood Behavioral Health System	575 South DuPont Highway New Castle, DE

Millcreek School of Arkansas, Inc.	Millcreek of Arkansas	Haley House Group Home, 1918 North Highway 79, Fordyce, AR 71742.[8]

Millcreek School of Arkansas, Inc.	Millcreek of Arkansas	Boys Ranch Group Home, 361 State Road 229, Fordyce, AR 71742.[9]

Millcreek School of Arkansas, Inc.	Millcreek of Arkansas	Oak Creek Group Home, 204 Cadiz Road, Fordyce, AR 71742.[10]

Millcreek School of Arkansas, Inc.	Millcreek of Arkansas	Willow Creek Group Home, 1212 North Moro Street, Fordyce, AR 71742.[11]

Millcreek School of Arkansas, Inc.	Millcreek of Arkansas	ICF/MR Campus/Office, 1216 North Moro Street, Fordyce, AR 71742.[12]

Millcreek School of Arkansas, Inc.	Millcreek of Arkansas	Land, 1828 Industrial Drive, Fordyce, AR 71742.[13]

[8]	Property will be an Excluded Property under the Credit Agreement.
[9]	Property will be an Excluded Property under the Credit Agreement.
[10]	Property will be an Excluded Property under the Credit Agreement.
[11]	Property will be an Excluded Property under the Credit Agreement.
[12]	Property will be an Excluded Property under the Credit Agreement.
[13]	Property will be an Excluded Property under the Credit Agreement.

Schedule 6.20-1

Locations of Real Property

(a) Owned Real Property

Loan Party	dba	Address of Owned Real Property
Habilitation Center, Inc.	Millcreek of Arkansas	1810 Industrial Drive Fordyce, AR

Rehabilitation Centers, Inc.	Millcreek of Mississippi	Pecan Grove Group Home, 1114 1st Ave NE, Magee, MS 39111.

Rehabilitation Centers, Inc.	Millcreek of Mississippi	Therapeutic Group Home, 1110 1st Ave NE, Magee, MS 39111.

Rehabilitation Centers, Inc.	Millcreek of Mississippi	Cedar Hill Group Home (Therapeutic Group Home II), 1112 1st Ave NE, Magee, MS 39111.

Rehabilitation Centers, Inc.	Millcreek of Mississippi	Therapeutic Group Home III, 1006 1st Ave. NE, Magee, MS14

Rehabilitation Centers, Inc.	Millcreek of Mississippi	900 1st Ave. NE Magee, MS

Rehabilitation Centers, Inc	Millcreek of Pontotoc	1814 Hwy 15N Pontotoc, MS

PHC of Virginia, Inc.	Mt. Regis Center	405 Kimball Avenue Salem, VA

Southwestern Children’s Health Services Company	Parc Place, Casa Grande	1120 E. 6th Street, Casa Grande, AZ 85222.

Southwestern Children’s Health Services Company	Parc Place, Chandler AZ	2190 N. Grace Blvd., Chandler, AZ 85225.

Red River Hospital, LLC	Red River Hospital	1505 Eighth Street Wichita Falls, TX

Acadia Riverwoods, LLC	RiverWoods Behavioral Health System	223 Medical Center Dr, Riverdale, GA 30274

Rolling Hills Properties, Inc.	Rolling Hills Hospital	1000 Rolling Hills Lane Ada, OK

Seven Hills Hospital, Inc.	Seven Hills Behavioral Institute	3021 West Horizon Ridge Parkway, Henderson, NV

Sonora Behavioral Health Hospital, LLC	Sonora Behavioral Health Hospital	6050 North Corona Road, Units 2-15 Tucson, AZ

Southwood Psychiatric Hospital, Inc.	Southwood Psychiatric Hospital	Southwood Psychiatric Hospital Acute and SMB RTF, 2575 Boyce Plaza Road, Pittsburgh, PA 15241.

Southwood Psychiatric Hospital, Inc.	Southwood Psychiatric Hospital	Promise House, 13 Lemon Hill, Prosperity, PA 15329. MRDD RTF, 311 Station Street, Bridgeville, PA 15017.

Southwood Psychiatric Hospital, Inc.	Southwood Psychiatric Hospital	Family Based Program, 443 Chess Street, Bridgeville, PA 15017.

[14]	Property will be an Excluded Property under the Credit Agreement.

Schedule 6.20-1

Locations of Real Property

(a) Owned Real Property

Loan Party	dba	Address of Owned Real Property
TK Behavioral, LLC	Timberline Knolls	40 Timberline Drive Lemont, IL 60439

TK Behavioral, LLC	Timberline Knolls	1 Povalish Court Lemont, IL 60439

HMIH Cedar Crest, LLC	Cedar Crest Hospital	3500 Interstate 35 South Belton, TX 76513

Ohio Hospital for Psychiatry, LLC	Ohio Hospital for Psychiatry	880 Greenlawn Ave. Columbus, OH 43223

BCA Real Estate Holdings, LLC	StoneCrest Center	15000 Gratiot Ave. Detroit, MI 48205

Pinewood Healthcare Realty, L.P.	Fayetteville Campus	4235 N. Crossover Road Fayetteville, AR 72703

Fort Smith Healthcare Real Estate, L.C.	Vista Health Fort Smith, LLC	10301 Mayo Drive Barling, AR 72928

Amicare of Arkansas, LLC	Ridgeview Group Home	12958 Hwy 112 Springdale, AR15

Pinewood Enterprises, L.C.	Vista Health - Texarkana	701 Arkansas Blvd., Suite 300 Texarkana, AR

[15]	Property will be an Excluded Property under the Credit Agreement.

Schedule 6.20-1

Locations of Real Property

(b)	Leases

Borrower	dba	Leased Real Property
Acadia Healthcare Company, Inc.	Acadia Corporate	2849 Paces Ferry Rd, Suite 750 Atlanta, GA 30339

Acadia Healthcare Company, Inc.	Acadia Corporate	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067

Acadia Hospital of Lafayette, LLC	Acadia Vermillion Hospital	2520 N University Ave Lafayette, LA 70507

Acadia Hospital of Lafayette, LLC	Acadia Vermillion Hospital	Lodge 1300 East Pont Des Mouton Rd Lafayette, LA 70507

Acadia Louisiana, LLC	Acadiana Addiction Center	Belle of the Oaks 2303 Robley Lafayette, LA 70503

Acadia Louisiana, LLC	Acadiana Addiction Center	Residential and Administration Buildings 3008 W Pinhook Rd Lafayette, LA 70508

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Batesville Clinic, Storage Unit 3805 Harrison St., Batesville, AR 72501

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Jonesboro Clinic, Clinic Building 806 Glendale, Jonesboro, AR 72401

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Jonesboro Clinic, Storage Unit 1804 W. Washington, Jonesboro, AR 72401

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Jonesboro Clinic, Storage Unit 269 1020 Neil Drive, Jonesboro, AR 72401

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Jonesboro Clinic, Therapy House 812 Glendale, Jonesboro, AR 72401

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Mt. Home Clinic, Storage Unit 919 County Road 710, Gassville, AR 72635

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Paragould, Northside Mini Storage 1409B Highway 49B North, Paragould, AR 72451

Schedule 6.20-1

Locations of Real Property

(b)	Leases

Borrower	dba	Leased Real Property
Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Storage Unit 1804 W. Washington, Jonesboro, AR 72401

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Ascent Acquisition Corporation - CYPDC - Trumann, Speedway Storage 321 W Speedway, Trumann, AR 72472

Ascent Acquisition Corporation - PSC	Ascent Children’s Health Services	Ascent Acquisition Corporation - PSC - Benton Storage Unit 00H03 2430 Browning Ave, Benton, AR 72015

Ascent Acquisition Corporation - PSC	Ascent Children’s Health Services	Ascent Acquisition Corporation - PSC - Jonesboro Service Center 3012 Turman, Jonesboro, AR 72404

Ascent Acquisition Corporation - PSC	Ascent Children’s Health Services	Ascent Acquisition Corporation - PSC - Jonesboro Storage Unit 2900 Richardson, Jonesboro, AR 72401

Ascent Acquisition Corporation - PSC	Ascent Children’s Health Services	Ascent Acquisition Corporation - PSC - Raben Self Storage 1400 S. Division, Blytheville, AR 72315

Child & Youth Pediatric Day Clinics, Inc	Ascent Children’s Health Services	Child & Youth Pediatric Day Clinics, Inc - Mt. Home Clinic, Admin. Offices 18 County Road 458, Mt. Home, AR 72653

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Child & Youth Pediatric Day Clinics, Inc - Mt. Home Clinic, Storage Unit 919 County Road 710, Gassville, AR 72635

Ascent Acquisition Corporation - CYPDC	Ascent Children’s Health Services	Child & Youth Pediatric Day Clinics, Inc - Batesville Clinic, Clinic Building 2040 Fitzhugh St., Batesville, AR 72501

Youth and Family Centered Services of New Mexico, Inc.	Desert Hills - New Mexico	3320 Coors NW, Albuquerque, NM 87120

PHC of Nevada, Inc.	Harmony Healthcare	1701 W. Charleston, Suite 300 Las Vegas, NV 89102

Schedule 6.20-1

Locations of Real Property

(b)	Leases

Borrower	dba	Leased Real Property
PHC of Nevada, Inc.	Harmony Healthcare	3005 West Horizon Ridge Pkwy, Suite 101 Henderson, NV 89052

PHC of Nevada, Inc.	Harmony Healthcare	9140 West Post Road, Suite 100 Las Vegas, NV 89148

Rehabilitation Centers, Inc.	Millcreek of Mississippi	18 Stafford Road, Picayune, MS 39466

Millcreek Schools, Inc.	Millcreek of Mississippi	33 Hamburg Road, Meadville, MS 39653

Millcreek Schools, Inc.	Millcreek of Mississippi	1639 East Pass Road, Gulfport, MS 39507

Rehabilitation Centers, Inc.	Millcreek of Pontotoc	708 Taylor Street, Starkville, MS 39759

Millcreek Schools, Inc.	Millcreek of Pontotoc	2100 Anita Joyce Lane, Greenville, MS 38701

Rehabilitation Centers, Inc.	Millcreek of Mississippi	Lot 3 of Block 101, 400 North 4th Street, Collins, MS 39428

Rehabilitation Centers, Inc.	Millcreek of Mississippi	713 Farmer Street, Port Gibson, MS 39150

Rehabilitation Centers, Inc.	Millcreek of Mississippi	6121 Beltline Road, Long Beach, MS 39560

Rehabilitation Centers, Inc.	Millcreek of Mississippi	1331 South Street, Suite D, Grenada, MS 38901

Rehabilitation Centers, Inc.	Millcreek of Mississippi	209 Commerce Street, Tupelo, MS 38803

Rehabilitation Centers, Inc.	Millcreek of Mississippi	303 Briarwood Drive, Jackson, MS 39206

Rehabilitation Centers, Inc.	Millcreek of Mississippi	7125 Hwy 613, Escatawpa, MS 39552

Rehabilitation Centers, Inc.	Millcreek of Pontotoc	171 Buckhorn Road, Batesville, MS 38606

Rehabilitation Centers, Inc.	Millcreek of Pontotoc	405 County Road 565, Ripley, MS 38663

Options Community Based Services, Inc.	Options Treatment Center	Building and Property 5602 Caito Drive, Indianapolis, Indiana 46226

Schedule 6.20-1

Locations of Real Property

(b)	Leases

Borrower	dba	Leased Real Property
Options Community Based Services, Inc.	Options Treatment Center	Options Group Home B 1404 S. State Avenue, Indianapolis, Indiana 46203

Southwestern Children’s Health Services, Inc.	Parc Place	Drivethru Storage 2060 Units #A3 and #C26 W. Southern Ave, Mesa, AZ 85202

Southwestern Children’s Health Services, Inc.	Parc Place - Casa Grande	A Storage Place of Casa Grande L.L.C. Unit 235 - 1688 North Pinal Ave, Casa Grande, AZ 85122

Resolute Acquisition Corporation	Resolute Treatment Facility	Midwest Administrative Office Regional Office 9105 East 56th Street, Suite 2200, Indianapolis, Indiana 46216

Resolute Acquisition Corporation	Resolute Treatment Facility	Resolute Building and Property 320 N. Tibbs Avenue, Indianapolis, Indiana 46222

Resolute Acquisition Corporation	Resolute Treatment Facility	Resolute Parking Lot 362 N. Tibbs Avenue, Indianapolis, Indiana 46222

Resource Community Based Services, Inc.	Resource Treatment Facility	Building and Property 1404 S. State Avenue, Indianapolis, Indiana 46203

Acadia Riverwoods, LLC	RiverWoods Behavioral Health	29 Upper Riverdale Rd Riverdale, GA 30274

Southwood Psychiatric Hospital, Inc.	Southwood Psychiatric Hospital	Administrative Offices 1035 Boyce Road, Ste. 218 & 260, Upper St. Clair, PA 15241

Southwood Psychiatric Hospital, Inc.	Southwood Psychiatric Hospital	Southwood Master Lease - Concord, Prosperity & Mansion Houses 110-130, Concord Road, Prosperity, PA 15329

Success Acquisition Corporation	Success Group Home	Success Group Home A 1404 S. State Avenue, Indianapolis, Indiana 46203

Success Acquisition Corporation	Success Group Home	Success Parking Lot 3455 W. Vermont, Indianapolis, Indiana 46222

Schedule 6.20-1

Locations of Real Property

(b)	Leases

Borrower	dba	Leased Real Property
Success Acquisition Corporation	Success Group Home	Success Property & Improvements 3455 W. Vermont, Indianapolis, Indiana 46222 (Success Group Home)

Youth and Family Centered Services of Florida, Inc.	Tampa Bay Academy	12012 Boyette Rd, Riverview, FL 33569

Acadia Village, LLC	The Village	2431 Jones Bend Rd Louisville, TN 37777

Wellplace, Inc.	Wellplace of Michigan	4707 St. Antoine, 1 South Detroit, MI

Wellplace, Inc.	Wellplace of Pennsylvania	4326 Northern Pike, Suite 202 Monroeville, PA 15146

Acadia Merger Sub, LLC (formerly PHC, Inc.)	PHC Corporate	200 Lake Street, Suite 102 Peabody, MA 01960

HMIH Cedar Crest, LLC	Cedar Crest Clinic	3106 South W.S. Young Drive, Suite 201, Killeen, TX 76543

Shaker Clinic, LLC	Shaker Clinic	20600 Chagrin Blvd., Suite 620 Shaker Heights, OH 44122

Shaker Clinic	Shaker Partial Closed	8251 Mayfield Road Chesterland, OH 44026

Ten Lakes Center, LLC	Ten Lakes Center	819 North First Street Dennison, OH

Ten Lakes Center	Ten Lakes Partial	2419 East High Avenue New Philadelphia, OH 44663

Behavioral Centers of America, LLC		3100 West End Ave. Nashville, TN

Amicare Behavioral Centers, LLC		2805 E. Zion Rd. Fayetteville, AR

Amicare Behavioral Centers, LLC		4171 N. Crossover Rd. & 4153 N. Crossover Rd. Fayetteville, AR 72703

Texarkana Behavioral Associates L.C.	Vista Health	3352 N. Futrall Dr. Fayetteville, AR

Amicare Behavioral Centers, LLC		2003 SE Walton Blvd. Bentonville, AR 72712

Texarkana Behavioral Associates L.C.		2005 S. Walton Blvd. Bentonville, AR

Amicare Behavioral Centers, LLC		815 Fort Street & 911 D. Street Barling, AR

Schedule 6.20-1

Locations of Real Property

(b)	Leases

Borrower	dba	Leased Real Property
Amicare Behavioral Centers, LLC		117 Sawgrass Point & 121 Sawgrass Point Harrison, AR

Amicare Behavioral Centers, LLC		701 Arkansas Blvd., Suite 100 and 200 Texarkana, AR

TBA Texarkana LLC	Vista Health	2100 N. Stateline Ave. Texarkana, AR

Schedule 6.20-2

Location of Chief Executive Office, Taxpayer Identification Number, Etc.

Loan Party	Chief Executive Office Location	U.S. tax payer identification number	Organizational identification number
Acadia Abilene, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-8041863	DE 4266333

Acadia Greenleaf, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	35-2450561	DE 5176472

Acadia Healthcare Company, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	45-2492228	DE 4050070

Acadia Hospital of Lafayette, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-4765040	DE 4104702

Acadia Louisiana, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-4178782	DE 4650954

Acadia Management Company, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-3879717	DE 4050072

Acadia Merger Sub, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	45-2352463	DE 4982583

Acadia Riverwoods, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-2700697	DE 08041743

Acadia Village, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	27-0788813	DE 4722832

Acadia Vista, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	80-0867739	DE 5243148

Acadia - YFCS Holdings, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	27-5289083	DE 4934656

AmiCare Behavioral Centers, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-4880803	DE 4159180

AmiCare Contract Services, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-8633201	DE 4309595

AmiCare of Arkansas, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-5192904	DE 4171489

Ascent Acquisition Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-5189115	AR 800084981

Ascent Acquisition Corporation - CYPDC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-5099744	AR 800087374

Ascent Acquisition Corporation - PSC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-5099728	AR 800087375

BCA of Detroit, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-3333652	DE 4597802

BCA Real Estate Holdings, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	80-0768546	DE 5067264

Behavioral Centers of America, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-2789011	DE 3950433

Behavioral Health Online, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	04-3456003	MA 043456003

Cedar Crest Clinic	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	74-2978769	TX 160313101

Child & Youth Pediatric Day Clinics, Inc	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	62-1696477	AR 100148371

Schedule 6.20-2

Location of Chief Executive Office, Taxpayer Identification Number, Etc.

Loan Party	Chief Executive Office Location	U.S. tax payer identification number	Organizational identification number
Children’s Behavioral Solutions, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	N/A	DE 4975970

Children’s Medical Transportation Services, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	40-0002231	AR 100207971

Commodore Acquisition Sub, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	61-1697372	DE 5243150

Detroit Behavioral Institute, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	13-4265013	MA 000847837

Fort Smith Healthcare Real Estate, L.C.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	80-0073459	TX 800211100

FSRE, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-2948063	AR 800133011

FVRE, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-2948010	AR 800133009

Generations Behavioral Health - Geneva, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	80-0820243	OH 2109037

Habilitation Center, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	74-2474097	AR 100023259

Healthcare Management and Investment of Ohio, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	03-0429951	OH 1313889

HEP BCA Holdings Corp.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	74-3245466	DE 4477819

Hermitage Behavioral, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	90-0784925	DE 5086931

HMIH Cedar Crest, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-1815868	DE 3885297

Kids Behavioral Health of Montana, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	62-1681724	MT D090029

Lakeland Hospital Acquisition Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	58-2291915	GA K706896

Lakeview Behavioral Health System LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	27-3047619	DE 10050315

Linden BCA Blocker Corp.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-0480734	DE 4379437

Med Properties, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	71-0773279	AR 100121982

Meducare Transport, L.L.C.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	71-0820296	AR 100167968

Memorial Hospital Acquisition Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	03-0439201	NM 2246957

Millcreek Management Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	58-2313790	GA K714798

Millcreek School of Arkansas, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	74-2474098	AR 100034960

Millcreek Schools, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	64-0653443	MS 212006

Northeast Behavioral Health, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	30-0751914	DE 5180510

Schedule 6.20-2

Location of Chief Executive Office, Taxpayer Identification Number, Etc.

Loan Party	Chief Executive Office Location	U.S. tax payer identification number	Organizational identification number
Ohio Hospital for Psychiatry, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	02-0679468	OH 1565288

Options Community Based Services, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-0509223	IN 2007071100161

Options Treatment Center Acquisition Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	03-0512678	IN 2003021400180

Pediatric Specialty Care Properties, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	71-0830663	AR 100176354

Pediatric Specialty Care, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	71-0773280	AR 100121981

PHC MeadowWood, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	45-1343206	DE 4965292

PHC of Michigan, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	04-3232990	MA 043232990

PHC of Nevada, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	04-3290453	MA 043290453

PHC of Utah, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	87-0401574	MA 870401574

PHC of Virginia, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	04-2901824	MA 042901824

Pinewood Healthcare Realty, L.P.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	75-2889729	TX 13633110

Pinewood Services, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	75-2713271	TX 1448121-00

PRC I, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	04-3501353	DE 3782017

Psychiatric Resource Partners, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	37-1647527	DE 5031074

Rebound Behavioral Health, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	30-0701952	SC (No number)

Red River Hospital, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	35-2351651	DE 4628500

Rehabilitation Centers, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	64-0568382	MS 409465

Renaissance Recovery, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	27-3350807	MA 001035289

Resolute Acquisition Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	03-0512672	IN 2003021400190

Resource Community Based Services, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-0508652	IN 2007071100162

Rolling Hills Hospital, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-5629197	OK 1912116208

Rolling Hills Properties, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-5626915	OK 1912117606

RTC Resource Acquisition Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	03-0512675	IN 2003021400192

Schedule 6.20-2

Location of Chief Executive Office, Taxpayer Identification Number, Etc.

Loan Party	Chief Executive Office Location	U.S. tax payer identification number	Organizational identification number
SBOF-BCA Holdings Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-4497768	DE 4542788

Seven Hills Hospital, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	51-0578850	DE 3926685

Shaker Clinic, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	06-1680672	OH 1372071

Sonora Behavioral Health Hospital, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-5778133	DE 4240375

Southwestern Children’s Health Services, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	86-0768811	AZ 0723253-6

Southwood Psychiatric Hospital, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	25-1414990	PA 753684

Stone Crest Clinic	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	27-0382553	MI 70564V

Success Acquisition Corporation	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	03-0512680	IN 2003021400186

Suncoast Behavioral, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	80-0731700	DE 4983923

SW Behavioral, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	90-0813876	DE 5132382

TBA Texarkana, L.L.C.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	26-3679084	TX 801049525

Ten Lakes Center, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	20-5270148	OH 1636122

Texarkana Behavioral Associates, L.C.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	75-2888880	TX 7070427-22

TK Behavioral, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	32-0383042	DE 5184083

Vista Health Fort Smith, LLC	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	32-0370029	DE 5106080

Wellplace, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	13-4265014	MA 000847770

YFCS Holdings - Georgia, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	52-2052380	GA K724888

YFCS Management, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	58-2281069	GA K701152

Youth And Family Centered Services, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	58-2281089	GA K701151

Youth And Family Centered Services Of Florida, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	52-1955335	FL P95000096219

Youth And Family Centered Services of New Mexico, Inc.	830 Crescent Centre Drive, Suite 610 Franklin, TN 37067	74-2753620	NM 1729185

Schedule 6.20-3

Changes in Legal Name, State of Formation and Structure

Kids Behavioral Health of Hawaii, Inc. was changed to Kids Behavioral Health of Hawaii, LLC on July 1, 2010.

Kids Behavioral Health of Hawaii, LLC was merged into Kids Behavioral Health of Montana on March 18, 2011.

Desert Hills Center for Youth And Family of New Mexico, Inc., merged into Introspect Healthcare, Corp., which merged into Southwestern Children’s Health Services, Inc.

Acadia Healthcare Company, LLC was changed to Acadia Healthcare Company, Inc. on May 13, 2011.

AmiCare Behavioral Centers, LLC was involved in a business combination with ARTC Acquisitions, Inc., Adolescent Residential Treatment Centers, Inc., and Texarkana Behavioral Health Associates, L.C. on March 23, 2010.

Cedar Crest Clinic filed an assumed name certificate on December 7, 2010 with the Texas Secretary of State to use the assumed name Cedar Clinic.

AmiCare Behavioral Centers, LLC was involved in a binding memorandum of understanding with certain of its Subsidiaries, certain Trusts, ARTC Acquisitions, Inc., H. Neil Campbell, and Mike White on August 4, 2011 in which Campbell and White liquidated their interests in AmiCare and received equity ownership of certain of AmiCare’s Subsidiaries.

Schedule 6.21

Labor Matters

The following entities operate facilities that are parties to collective bargaining agreements:

PHC of Nevada, Inc.

PHC of Michigan, Inc.

Kids Behavioral Health of Montana, Inc.

Schedule 8.01

Liens Existing on the Closing Date

Liens in favor of Round Table Real Estate Investment Co. L.L.C., (the “Landlord”) on all equipment, fixtures, furniture and corporeal movable property of Acadia Hospital of Lafayette, LLC (“Tenant”) located at 252 North University Avenue, Lafayette, Louisiana 70507 to secure the obligations of the Tenant under that certain lease dated May 10, 2006 between Landlord and Tenant.

Schedule 8.02

Investments Existing on the Closing Date

Acadia Merger Sub, LLC owns 25% of the equity of Behavioral Health Partners, LLC, which owns 75% of Sunset Post Behavioral, LLC, which is the owner of real estate leased by PHC of Nevada, Inc., which is a Loan Party.

Schedule 8.03

Indebtedness Existing on the Closing Date

Capital lease obligations in the amount of $90,876.37 related to capital assets leased by Southwood Psychiatric Hospital, Inc. and PHC MeadowWood, Inc.

Schedule 11.02

Certain Addresses for Notices

1.	If to any Loan Party:

Acadia Healthcare Company, Inc.
830 Crescent Centre Drive, Suite 610
Franklin, TN 37067
Attn:	President
Phone:	(615) 861-7000

with a copy (which shall not constitute notice) to:

Waud Capital Partners, LLC
300 North LaSalle Street, Suite 4900
Chicago, Illinois 60654
Attn:	Charles Edwards
Phone:	(312) 676-8400
Fax:	(312) 676-8444

and a copy (which shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
Attn:	Robert L. Harris
Phone:	(615) 850-8467
Fax:	(615) 244-6804

2.	If to Administrative Agent:

For payments and Requests for Credit Extensions:

BANK OF AMERICA OPERATIONS CONTACT:

Bank of America, N. A., as Administrative Agent
101 North Tryon Street NC1-001-04-39
Charlotte, NC 28255
Name:	Kellyn McLamb
Telephone:	980-386-7259
Facsimile #:	704-409-0486
Email:	Kellyn.h.mclamb@baml.com

BANK OF AMERICA, N.A. USD PAYMENT INSTRUCTIONS:
Bank of America
New York NY
ABA 026009593
Acct #	1366212250600
Acct Name:	Corporate Credit Services
Ref:	ACADIA HEALTHCARE COMPANY

For all other Notices (Financial Statements, Compliance Certificates):

Bank of America, N.A., as Administrative Agent
135 S LA SALLE ST
CHICAGO IL 60603
Mail Code: IL4-135-05-41
Attention:	Felicia Brinson
Telephone:	1.312.828.7299
Facsimile:	1.877.216.2432
Electronic Mail:	felicia.brinson@baml.com

3.	L/C ISSUER:

Bank of America, N.A., as L/C Issuer
Trade Operations
1 FLEET WAY
SCRANTON PA 18507
Mail Code:	PA6-580-02-30
Attention:	Jonathan C. Stull
Facsimile:	212.293.8117
Electronic Mail:	jonathan.c.stull@baml.com

4.	SWING LINE LENDER:

Bank of America, N. A., as Administrative Agent
101 North Tryon Street NC1-001-04-39
Charlotte, NC 28255
Name:	Kellyn McLamb
Telephone:	980-386-7259
Facsimile #:	704-409-0486
Email:	Kellyn.h.mclamb@baml.com